Exhibit 10.2

LOAN AGREEMENT

This Loan Agreement (this "Agreement") is entered into as of January 26, 2016 by and between BUCHANAN MORTGAGE HOLDINGS, LLC, a Delaware limited liability company (together with its successors and assigns, "Lender"), and SUNSET & GARDNER INVESTORS LLC, a Colorado limited liability company ("Borrower").

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

Section 1.1           Defined Terms. All capitalized terms used in this Agreement (and in all other Loan Documents, unless otherwise defined) and not otherwise defined when first used, shall have the meanings set forth for such terms in Schedule 1.1.

Section 1.2           Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 1.3           Phrases. Except as otherwise expressly indicated, whenever Lender's acceptance, approval, consent, determination or satisfaction is required with respect to any matter in any Loan Document, such acceptance, approval, consent, determination or satisfaction shall be in Lender's reasonable discretion if no Event of Default then exists, and shall be in Lender's sole discretion if any Event of Default then exists. When used in any Loan Document, the word "including" shall mean "including, but not limited to," and the words "hereof," "herein," "hereunder" and similar words refer to such Loan Document as a whole and not to any particular provision thereof; and subsection, Section, Schedule and Exhibit references are to the particular Loan Document unless otherwise specified. The use of the phrases "an Event of Default exists", "no Event of Default has occurred and is continuing" or similar phrases in the Loan Documents shall not be deemed to grant Borrower any right to cure an Event of Default, and each Event of Default shall continue unless and until the same is waived by Lender in writing in its sole discretion. Except only as expressly required by applicable law, Borrower shall have no right to cure any Event of Default, and Lender shall not be obligated under any circumstances whatsoever to accept such cure or performance.

Section 1.4           Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 1.5           Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 1.6           Non-Business Days. Except as expressly set forth elsewhere in this Agreement, if any payment to be made or item to be delivered by Borrower under any Loan Document shall come due on a day other than a Business Day, then such payment shall be made, or such item shall be delivered, on the immediately succeeding Business Day.

ARTICLE 2

LOAN TERMS

Section 2.1           The Loan. The Loan in the original principal amount of Ten Million Seven Hundred Thousand and No/100 Dollars ($10,700,000.00) ("Loan Amount") shall be funded in one advance on the Closing Date and repaid in accordance with this Agreement. The Loan is not a revolving credit loan, and Borrower is not entitled to any readvances of any portion of the Loan which it may (or is otherwise required to) prepay pursuant to the provisions of this Agreement. Provided all of the conditions precedent set forth in Section 12 of this Agreement have been fully satisfied, the proceeds of the Loan (net the amounts required to be deposited in the Reserves on the Closing Date (unless any such Reserves are required to be paid by Borrower from sources other than Loan proceeds pursuant to this Agreement or pursuant to the settlement statement approved by Lender) and the Origination Fee and any other fees and amounts incurred by Lender and set forth on the settlement statement referred to below) will be funded on the Closing Date to the escrow established with Title Company to be use solely for the acquisition of the Property as set forth on the settlement statement prepared for the Loan closing and approved by Lender on or before the Closing Date. Notwithstanding anything to the contrary contained herein, all Loan proceeds withheld for deposit into one or more of the Reserves shall be deemed disbursed on the Closing Date and shall bear interest at the Interest Rate from and after the Closing Date until repaid in accordance with this Agreement and the other Loan Documents.

Section 2.2           Interest Rate; Late Charge.

(1)         The outstanding principal balance of the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at the Interest Rate. The Interest Rate shall be computed as follows:

(a)          From the Closing Date to the first Interest Adjustment Date following the Closing Date, the Interest Rate shall be equal to the rate of nine and one half percent (9.5%) per annum.

(b)          Lender shall adjust the Interest Rate in accordance with this Section 2.2(1)(b) effective on each Interest Adjustment Date. The adjusted Interest Rate which becomes effective on each Interest Adjustment Date shall be equal to the Then Current Index applicable to the Interest Adjustment Date plus the Margin per annum. For purposes of clarification and notwithstanding anything to the contrary contained in this Agreement, the Interest Rate shall in no event be less than nine and one half percent (9.5%) per annum.

(2)         Interest owing for each month shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the first day of such month provided that interest owing during the First Interest Period shall be computed on the number of days elapsed from the Closing Date through and including the last day of the calendar month immediately following the month in which the Closing Date occurred ("First Interest Period"). Principal and other amortization payments, if any, shall be applied to the outstanding principal balance as and when actually received.

(3)         If Borrower fails to pay any installment of interest or principal within five (5) days of (and including) the date on which the same is due (other than the principal payment due on the Maturity Date), Borrower shall pay to Lender a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. The foregoing late charge is intended to compensate Lender for the expenses incident to handling any such delinquent payment and for the losses incurred by Lender as a result of such delinquent payment. Borrower agrees that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses Lender will incur by reason of late payment. Borrower and Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the default arising from the overdue installment, and shall not prevent Lender from exercising any other rights or remedies available to Lender. While any Event of Default exists, the outstanding principal balance of the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at the Default Rate.

Section 2.3           Terms of Payment. The Loan shall be payable as follows:

(1)         Monthly Interest Payments. On the Closing Date, Borrower shall make a payment to Lender equal to the sum of (i) interest accrued during the First Interest Period. Thereafter, commencing on April 1, 2016 ("First Payment Due Date") and on the first (1st) day of each month thereafter (each a "Payment Due Date") until all principal and interest and other amounts due under the Loan Documents are paid in full, Borrower shall pay to Lender monthly payments of interest only in an amount equal to the monthly interest accrued on the Loan for the preceding Interest Period at the applicable Interest Rate (each a "Monthly Interest Payment"). Borrower agrees that if Loan proceeds are wired for the Loan closing, interest begins accruing from the date Loan proceeds are wired into escrow or funded into one or more of the reserve or impound accounts, regardless of whether the Closing Date occurs on the same date or a later date. For the avoidance of doubt, any Loan proceeds deposited in a reserve or impound pursuant to this Agreement shall begin accruing interest from the date such proceeds are disbursed into such reserve or impound.

(2)         Intentionally Omitted.

(3)         Maturity. On the Maturity Date, Borrower shall pay to Lender all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents. Subject to the provisions of this Section 2.3(3), Borrower, at its option ("Extension Option"), may extend the Initial Stated Maturity Date for one (1) additional 6-month period, subject to the satisfaction of each of the following conditions:

(a)          Borrower shall deliver to Lender a written request to extend the term of the Loan (the "Extension Request") at least thirty (30) days, but not more than sixty (60) days, before the Initial Stated Maturity Date.

(b)          No Event of Default or Potential Default has occurred and is continuing on the date on which Borrower delivers the Extension Request to Lender, or on the date the extension period commences.

(c)          Borrower shall have paid to Lender, in immediately available funds, an extension fee equal to $107,000.

(d)          During the extended term of the Loan, all terms and conditions of the Loan Documents shall continue to apply except that Borrower shall have no further right to extend the term of the Loan.

(e)          Not less than 15 days prior to the Initial Stated Maturity Date and not more than 45 days prior to the Maturity Date, Borrower shall have paid to Lender in immediately available funds for deposit into the Interest Reserve an amount estimated by Lender, in its sole discretion, to pay the Monthly Interest Payments due during the six (6) month extension period as determined by Lender, based on the outstanding principal balance of the Loan and Interest Rate in effect thirty (30) days prior to the Initial Stated Maturity Date, the estimated funds remaining in the Interest Reserve on the Initial Stated Maturity Date, and Lender's estimate of the Net Operating Income estimated to be available for the payment of the Monthly Interest Payment during such six (6) month extension period.

(f)          Borrower shall pay to Lender (from Borrower's funds) the Extension Tax Deposit for deposit into the Tax Reserve in an amount to be determined by Lender pursuant to Section 3.1(1).

(g)          Lender shall have received a current tenant estoppel certificate executed by Gelson's in favor of Lender, in form and substance acceptable to Lender.

(h)          Lender shall have determined, in its reasonable discretion, that Borrower is in compliance with Section 6.22. Lender shall have determined in its reasonable discretion either (i) that all Entitlements and Site Plan approval as required under the Gelson's Work Letter have been obtained or (ii) Borrower has diligently pursued the approval and issuance all such Entitlements and Site Plan Approval and that such Entitlements and Site Plan approval can be obtained on or before the expiration of the Entitlement Period and that the Building Permits can be obtained on or before the expiration of the Permit Period as determined by Lender's Consultant.

(i)          Lender shall have received the most recent financial statement of Guarantor required under the Guaranty and if requested by Lender copies of Guarantor's most recent bank statements and a Compliance Certificate executed by Guarantor, certifying that Guarantor's Tangible Net Worth equals or exceeds Five Million Dollars ($5,000,000.00) and Guarantor's Cash Liquidity Balances equal or exceed Five Hundred Thousand Dollars ($500,000.00).

(j)          Borrower shall have delivered to Lender, together with its notice pursuant to clause (a) of this Section 2.3(3) and as of the Initial Stated Maturity Date, a Manager's Certificate in favor of Lender, certifying that no Default or Event of Default exists and that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Manager's Certificate;

(k)          Borrower shall have provided Lender with such information as Lender may reasonably request to enable Lender to confirm Borrower's continued compliance with Article 9.

(l)          Borrower shall execute and deliver such other instruments, certificates, opinions of counsel and documentation as Lender shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Lender by the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents, endorsements to Lender's title insurance policy and, if required by Lender, estoppels and other certificates.

(m)          Borrower shall pay all costs and expenses incurred by Lender in connection with such extension of the Loan, including Lender's reasonable attorneys' fees and disbursements.

(n)          Lender shall have received and approved certificates of insurance evidencing that the insurance coverage required in Article 4.1 hereof has been obtained in compliance with the requirements of Article 4 hereof.

(4)         Prepayment. From the Closing Date through and including July 31, 2016 (the "Initial Prepayment Premium Period") and if the Extension Option is exercised, from the first day following the Initial Maturity Date through and including April 30, 2017 (the "Extension Prepayment Premium Period"), Borrower may prepay the Loan, in whole but not in part, upon not less than thirty (30) days' prior written notice to Lender and upon payment of the Prepayment Premium, plus any and all accrued and unpaid interest and any other amounts due and owing under the Loan Documents. Following the expiration of the Initial Prepayment Premium Period and prior to the Initial Stated Maturity Date and if the Extension Option is exercised pursuant to Section 2.3(3), following the expiration of the Extension Prepayment Premium Period, upon not less than thirty (30) days' prior written notice to Lender, Borrower may prepay the Loan, in whole but not in part, upon payment of any and all accrued and unpaid interest and any other amounts due and owing under the Loan Documents. If the Loan is prepaid, in whole (or in whole or in part pursuant to a casualty or condemnation, or pursuant to Section 6.5), each such prepayment shall be made to Lender on the prepayment date specified in the applicable notice to Lender pursuant hereto, and (in every case) together with the accrued and unpaid interest on the principal amount prepaid. If the Loan is accelerated during either the Initial Prepayment Premium Period or the Extension Prepayment Premium Period for any reason other than casualty or condemnation or pursuant to Section 6.5, Borrower shall pay to Lender, in addition to all other amounts outstanding under the Loan Documents, the Prepayment Premium. For the avoidance of doubt, Borrower shall not be required to pay a prepayment premium in connection with any full or partial prepayment of the Loan pursuant to a casualty or condemnation, or pursuant to Section 6.5. Borrower may revoke a prepayment notice or extend the date of prepayment at any time prior to the date of prepayment without prejudice to Borrower's right to deliver a prepayment notice at some later date; provided, that (i) Borrower shall keep Lender reasonably apprised of the status of any refinancing during the period between the delivery of the prepayment notice and the delivery of the revocation notice, and (ii) Borrower shall reimburse Lender, promptly on demand, for any reasonable out-of-pocket costs and expenses incurred by Lender in reliance on the revoked or extended notice, or in connection with the anticipated prepayment of the Loan. Borrower acknowledges that the Prepayment Premium required by this Section constitutes partial compensation to Lender for the cost of reinvesting the Loan proceeds and for the loss of the contracted rate of return on the Loan. Furthermore, Borrower acknowledges that the loss that may be sustained by Lender as a result of such a prepayment by Borrower is not susceptible of precise calculation and the Prepayment Premium represents the good faith effort of Borrower and Lender to compensate Lender for such loss. Borrower confirms that Lender's agreement to make the Loan at the interest rate and on the other terms set forth herein constitutes adequate and valuable consideration, given individual weight by Borrower, for the prepayment provisions set forth in this Section 2.3(4). By initialing this provision where indicated below, Borrower waives any rights it may have under California Civil Code Section 2954.10, or any successor statute, and Borrower confirms that Lender's agreement to make the Loan at the interest rate(s) and on the other terms set forth herein constitutes adequate and valuable consideration, given individual weight by Borrower, for the prepayment provisions set forth in this Section 2.3(4).

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Borrower's Initials

(5)         Fees. As partial consideration for Lender's agreement to make the Loan, Borrower shall pay to Lender a loan origination fee of $214,000.00 which shall be fully earned and non-refundable as of the Closing Date (the "Origination Fee"). The Origination Fee shall be payable in full on or before the Closing Date.

(6)         Application of Payments. So long as no Event of Default exists, all payments received by Lender under the Loan Documents shall be applied in the following order: (a) to any fees and expenses due to Lender under the Loan Documents; (b) to any Default Rate interest or late charges; (c) to accrued and unpaid interest; (d) to amounts owed under any Reserves; and (e) to the principal sum and other amounts due under the Loan Documents. Prepayments of principal, if permitted or accepted, shall be applied against amounts owing in inverse order of maturity. While any Event of Default exists, Lender may apply all payments to amounts then owing in any manner and in any order as determined by Lender.

(7)         No Offset, Deductions. All payments made by Borrower under the Loan Documents shall be made irrespective of, and without any deduction for, any offsets, counterclaims or defenses, including without limitation in respect of any undertakings or obligations in connection with the making of disbursements from the Reserves. Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Loan Documents or the Loan. Any assignee of Lender's interest in the Loan, or any portion thereof, shall take the same free and clear of all offsets, counterclaims or defenses against the assigning Lender.

(8)         Disbursements. Funds representing the proceeds of the Loan which are disbursed by Lender by wire transfer to or for the benefit of Borrower, for all purposes, shall be deemed outstanding and to have been received by Borrower as of the date of such wire transfer notwithstanding the fact that such funds may not at any time have been remitted from escrow or otherwise to Borrower or for its benefit. Lender may submit monthly billings reflecting the amount of the monthly payments due. Neither the failure of Lender to submit a billing nor any error in any such billing shall excuse Borrower from the obligation to make full payment of all Borrower's payment obligations when due. Lender may record the date and amount of all disbursements and all payments of principal, interest and other amounts hereunder in the records Lender maintains with respect thereto. Lender's books and records showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth, absent manifest error.

Section 2.4           Security. The Loan shall be secured by, among other things, the Security Instrument creating a first Lien on the Project, and the other Collateral. Notwithstanding anything to the contrary contained in any of the Loan Documents the Guaranty and the obligations of Guarantor thereunder are not secured by the Security Instrument or any of the other Loan Documents.

ARTICLE 3

RESERVES AND DISTRIBUTIONS

Section 3.1           Reserves. The following reserves shall be required in connection with the Loan:

(1)         Tax Reserve. Borrower shall pay (from Borrower's funds other than Loan Proceeds) to Lender for deposit into a reserve established by Lender for the payment of all annual real estate taxes, assessments and similar charges relating to the Project (collectively, "Property Taxes") at least ten (10) days prior to their respective due dates (the "Tax Reserve"), (A) the sum of $158,000.00 on the Closing Date ("Initial Tax Reserve Deposit") and (B) as a condition to extending the Initial Stated Maturity Date pursuant to Section 2.3(3), the sum of an amount sufficient to pay the Property Taxes estimated by Lender becoming due on February 1, 2017 (the "Extension Tax Deposit"). Borrower shall furnish Lender with bills for the Property Taxes for which the Tax Reserve funds are required at least thirty (30) days prior to the date on which such Property Taxes first become payable. If at any time the amount on deposit in the Tax Reserve is insufficient to pay such Property Taxes, Borrower shall pay any deficiency to Lender immediately upon demand, for deposit in the Tax Reserve. Lender shall pay such Property Taxes when the amount on deposit in the Tax Reserve is sufficient to pay such Property Taxes and Lender has received a bill for such Property Taxes.

(2)         Predevelopment Expense Reserve. Lender will holdback from Loan proceeds disbursed on the Closing Date the sum of $1,437,000.00 to be deposited into a reserve ("Predevelopment Expense Reserve") to be used solely for the purpose of reimbursing Borrower for Qualified Costs actually paid by Borrower, in each case, subject to and in accordance with the terms and conditions set forth in this Section 3.1(2).

(a)          There shall exist no Event of Default or Potential Default (currently and after giving effect to the requested disbursement);

(b)          Each request for a disbursement from the Predevelopment Expense Reserve ("Disbursement Request") shall be submitted on the form attached hereto as Schedule 3.1(2)(a), or on such other form as Lender, in its discretion, may require or approve, and shall specify the amount of the requested disbursement and shall be accompanied by appropriate paid invoices and receipts, cancelled checks, bills paid affidavits, lien waivers (if applicable), executed copies of contracts and/or engagement letters between Borrower and third party contractors, title updates, endorsements to Lender's title insurance policy, and other documents as may be required by Lender to evidence that the costs are Qualified Costs.

(c)          Disbursement Requests may not be made more than one (1) time per month and, upon satisfaction of all of the conditions precedent to such disbursement otherwise set forth herein, Lender shall disburse such requested disbursement to Borrower within seven (7) Business Days following receipt and approval of the Disbursement Request, together with all supporting certifications and documentation required to be delivered pursuant to this Section 3.1(2) with regard to the disbursement;

(d)          Each Disbursement Request shall, among other things, include a summary of the Qualified Costs by Approved Budget line item (including the amounts requested by item, payee and budgeted amounts), and a detailed schedule of the Qualified Costs incurred to date and the remaining Qualified Costs estimated by Borrower to obtain the following (collectively, the "Gelson's Entitlements") (i) the Entitlements on or before the expiration of the Entitlement Period, (ii) Site Plan approval by the City in accordance with the Gelson's Lease, (iii) governmental approvals and Gelson's approval (to the extent required under the Gelson's Lease) of Lessor's Plan's necessary to obtain the Building Permits in accordance with the Gelson's Work Letter, and (iv) issuance of the Building Permits on or before the expiration of the Permit Period in accordance with the terms of the Gelson's Lease;

(e)          If Borrower becomes aware that there will need to be changes in any line item in the Approved Budget or becomes aware that the total cost of obtaining the Gelson's Entitlements will exceed the amount set forth in the Approved Budget or generate a surplus, Borrower shall notify Lender and Servicer in writing of the same and shall by the date which is no later than the date Borrower submits its next Disbursement Request to Lender submit a revised proposed budget simultaneously to Lender and Servicer for Lender's approval (and when so approved by Lender, the "Approved Budget"). The Approved Budget unless and until revised in accordance with this subsection (e) is attached hereto as Schedule 3.1(2)(b). Lender's approval of a revised proposed budget shall not increase the Predevelopment Expense Reserve or excuse Borrower from Borrower's obligation under subsection (f) below. Borrower shall have the right, upon the prior written approval of Lender, in its sole and absolute discretion, to reallocate savings on a budget line item which fully completed to an overage on a budget line item;

(f)          If Lender, at any time and from time to time in Lender's judgment, determines (i) the balance of the funds in the Predevelopment Expense Reserve will not be sufficient to pay in full all costs required to obtain all Gelson's Entitlements or (ii) any amount shown in any cost category set forth in the Approved Budget will not be sufficient to pay in full the items to which such amount is allocated (each an "Available Funds Deficiency"), then Borrower shall be required to pay (from sources other than the Predevelopment Expense Reserve) Qualified Costs in an amount equal to such Available Funds Deficiency, before Borrower shall be entitled to receive any further disbursements from the Predevelopment Expense Reserve. As of the Closing Date, there is an Available Funds Deficiency in the amount of $55,891.00 (i.e., the difference between the total costs set forth on the Approved Budget in the amount of $1,493,891 and the Predevelopment Expense Reserve funds in the amount of $1,437,000). As a result, Borrower shall be required to pay (from sources other than the Predevelopment Expense Reserve) Qualified Costs in an amount equal to such Available Funds Deficiency, before Borrower shall be entitled to receive the first disbursements from the Predevelopment Expense Reserve;

(g)          Each disbursement from the Predevelopment Expense Reserve must be used solely for the purpose of (i) reimbursing Borrower for Qualified Costs specifically identified on and within the amounts set forth in each line item of the Approved Budget. Borrower shall not use any portion of any funds disbursed from the Predevelopment Expense Reserve for payment of any other cost except as specifically set forth in a Disbursement Request approved by Lender in writing.

(h)          Borrower shall have submitted to Lender evidence (including canceled checks, paid invoices and receipts) satisfactory to Lender that the proceeds of all prior disbursements have been used for the purposes for which such disbursements were requested.

(i)          To the extent a Disbursement Request includes a request for payment to a Project Contractor under a Project Contract, then, as additional collateral for the Loan, Lender shall have received a written assignment of such Project Contract in favor of Lender, and if applicable, any and all Plans prepared by such Project Contractor, duly executed by Borrower and the Project Contractor, in form and substance acceptable to Lender;

(j)          Borrower shall have paid Lender's costs and expenses in connection with such disbursement (including title charges, attorney's fees and Servicer's processing fee of $1,300.00) and any fees and costs of Lender's Consultant;

(k)          Lender shall have no obligation to make any disbursement for less than $20,000.00, except for the final disbursement, or to make disbursements more often than once in any one calendar month;

(l)          No Disbursement Request may be submitted by Borrower after January 2, 2017 and under no circumstances shall any disbursements be made from the Predevelopment Expense Reserve on or after the date that is ten (10) Business Days prior to the Initial Maturity Date whether or not the Initial Maturity Date is extended pursuant to the terms of this Agreement.

(m)          Borrower shall certify that the representations and warranties contained in this Agreement and in all other Loan Documents are true and correct in all material respects as of the date of the Disbursement Request and as of the date of the requested disbursement;

(n)          No (i) material condemnation or materially adverse, as determined by Lender, zoning or usage change proceeding shall have occurred or shall have been threatened against the Project which would have, in Lender's judgment, a material adverse effect on the Loan, the Project, or Borrower's or Guarantor's ability to perform its obligations under the Loan Documents, (ii) damage to the Project by fire or other casualty has occurred which has not been repaired, and (iii) law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened in writing by any governmental authority which would have, in Lender's judgment, a material adverse effect on the Loan, the Project, or Borrower's or Guarantor's ability to perform its obligations under the Loan Documents.

(o)          The Gelson's Lease is in full force and effect and no default or event of default under the Gelson's Lease by Gelson's or Borrower exists.

(3)         Interest Reserve.

(a)          Borrower shall pay to Lender for deposit into an interest reserve established by Lender (the "Interest Reserve") the following amounts: (A) the sum of $1,031,000 on the Closing Date ("Initial Interest Reserve Deposit") and (B) as a condition to extending the Initial Stated Maturity Date pursuant to Section 2.3(3) hereof, the amount determined by Lender pursuant to Section 2.3(3) (the "Extension Interest Reserve Deposit"). The Initial Interest Reserve Deposit shall be withheld by Lender from the Loan Proceeds disbursed on the Closing Date for deposit in the Interest Reserve.

(b)          So long as no Event of Default is continuing and there are sufficient funds in the Interest Reserve, on each Payment Due Date Lender shall withdraw amounts from the Interest Reserve Account sufficient to pay the Monthly Interest Payment then due and shall so apply such sums.

Section 3.2           General Provisions Regarding Reserves.

(1)         All funds deposited in the Reserves shall be held by Lender, without interest, and may be commingled with Lender's general funds.

(2)         As additional security for the Loan, Borrower hereby grants to Lender a first-priority security interest in all funds deposited in the Reserves, and any interest earned thereon. In addition to the rights and remedies herein set forth, Lender shall have all of the rights and remedies with respect to the funds in the Reserves available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the Uniform Commercial Code, as if such rights and remedies were fully set forth herein.

(3)         This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law. Borrower acknowledges and agrees that the funds in the Reserves are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and neither Borrower nor any other Borrower Party shall have any right of withdrawal with respect to any Reserve funds except with the prior written consent of Lender or as otherwise provided herein. The Reserve funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(4)         While an Event of Default or a Potential Default exists, Lender shall have no obligation to disburse any funds from the Reserves, and while an Event of Default exists, Lender shall be entitled, without notice to Borrower or any other Borrower Party, to apply any funds in the Reserves to satisfy Borrower's obligations under the Loan Documents in such order and manner as Lender shall determine, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender.

(5)         The insufficiency of Reserve funds on deposit with Lender shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 3.3           The Reserves Generally.

(1)         To secure the full and punctual payment and performance of the Debt and all of the obligations under the Loan Documents, Borrower hereby collaterally assigns and grants a security interest in and pledges to Lender, a first priority continuing security interest in and to the following, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):

(a)          the Reserves and all Reserve Funds deposited therein, and all other cash, checks, drafts, tax escrows, certificates, instruments, and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to the Reserves;

(b)          all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(c)          to the extent not covered by clauses (a) or (b) above, all proceeds (as defined under the UCC) of any or all of the foregoing.

(2)         In addition to the rights and remedies herein set forth, Lender shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

(3)         This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law. Borrower acknowledges and agrees that the Reserve Funds are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Reserve Funds except with the prior written consent of Lender or as otherwise provided herein. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(4)         Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Account Collateral or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall have the right to file a financing statement or statements under the UCC in connection with any of the Account Collateral with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower,, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account Collateral.

(5)         Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender (i) Borrower shall have no rights in respect of the Account Collateral and (ii) Lender shall have all rights and remedies with respect the Reserve Funds and the amounts on deposit therein and the Account Collateral as described in this Agreement, in the Security Instrument or in any of the other Loan Documents, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the Account Collateral as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(6)         The insufficiency of Reserve Funds on deposit with Lender shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(7)         Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys' fees and expenses) arising from or in any way connected with the Account Collateral or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender or Account Bank, or their respective agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Account Collateral; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(8)         Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender for all fees, charges, costs and expenses in connection with the Reserve Funds, this Agreement and the enforcement hereof, including, without limitation, any commercially reasonable monthly or annual fees or charges as may be assessed by Lender in connection with the administration of the Reserves and the Account Collateral and the reasonable fees and expenses of legal counsel to Lender as needed to enforce, protect or preserve the rights and remedies of Lender under this Agreement.

ARTICLE 4

INSURANCE AND CONDEMNATION

Section 4.1           Insurance. Borrower shall maintain insurance as follows:

(1)         Types and Amounts of Insurance. Borrower shall maintain the insurance listed on Schedule 4.1. Lender will require Borrower to obtain and maintain flood insurance if it is determined at any time that the Project is in a flood zone, and such additional insurance that Lender, in its discretion, may reasonably require from time to time.

(2)         No Separate Insurance. Borrower shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to Lender in all respects.

(3)         Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Lender to name Lender as an additional insured thereunder (on all liability policies) and loss payee and mortgagee thereunder (on all property policies), as its interest may appear, with loss payable to Lender, without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for, shall be issued by appropriately licensed insurance companies acceptable to Lender with a rating of "A-:IX" or better as established by A.M. Best's Rating Guide, shall not be subject to reduction for depreciation or co-insurance, and shall otherwise be in such form, and shall contain such provisions and expiration dates, as are acceptable to Lender. Each policy shall provide that no act of or omission by Borrower shall invalidate such policy as against Lender, and shall provide that such policy may not be canceled or materially changed except upon thirty (30) days' prior written notice of intention of non-renewal, cancellation or material change to Lender, or upon ten (10) days' prior written notice if such non-renewal or cancellation arises from a failure to pay the insurance premium. Any flood insurance policy shall be issued in accordance with the requirements and then current guidelines of the Federal Insurance and Mitigation Administration. Blanket policies shall not be permitted unless the terms and conditions of the coverage afforded thereunder are acceptable to Lender. Lender shall have the right to periodically evaluate the continuing acceptability of any previously approved blanket policies and to require replacement insurance if any blanket policies are no longer acceptable as determined by Lender in its sole discretion. If Borrower fails to maintain insurance in compliance with this Section 4.1, Lender may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse Lender for all expenses incurred in connection therewith.

(4)         Assignment. Borrower shall assign the policies or proofs of insurance to Lender, in such manner and form that Lender and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. Borrower shall deliver to Lender electronic copies of all required policies and all renewals thereof (which renewals shall be delivered at least ten (10) Business Days prior to the expiration of the existing policies), in each case certified to Lender by Borrower as being true copies, together with the endorsements required hereunder. If Borrower elects to obtain any insurance which covers any risk covered by the insurance required under this Article 4 but which is not required under this Agreement, all related insurance policies shall be endorsed in compliance with Section 4.1(3), and such additional insurance shall be renewed during the term of the Loan unless Lender provides its prior written authorization. From time to time upon Lender's request, Borrower shall identify to Lender all insurance maintained by Borrower with respect to the Project. All Loss Proceeds shall be delivered directly to Lender, and shall be applied in accordance with Section 4.2. The Loss Proceeds coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as herein provided.

(5)         Adjustments. Borrower shall give immediate written notice of any loss to the insurance carrier and to Lender. Borrower hereby irrevocably authorizes and empowers Lender, as attorney-in-fact for Borrower coupled with an interest, to notify any of Borrower's insurance carriers to add Lender as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrower (regardless of whether such policy is required under this Agreement), to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive Loss Proceeds (and endorse, on Borrower's behalf, all checks, drafts and other negotiable demand instruments payable to Borrower, or to Borrower and Lender jointly), and to deduct therefrom Lender's expenses incurred in the collection of such Loss Proceeds. Nothing contained in this Section 4.1(5), however, shall require Lender to incur any expense or take any action hereunder.

Section 4.2           Application of Loss Proceeds.

(1)         Lender shall make Loss Proceeds available for restoration of the Project in the following circumstances:

(a)          if the loss is less than or equal to the Restoration Threshold; or

(b)          if the loss exceeds the Restoration Threshold, but is not more than twenty-five percent (25%) of the replacement value of the improvements (if the Project contains multiple phases or stand-alone structures, such calculation to be based on the damaged phase or structure, not the Project as a whole), provided Lender determines that (i) the Net Operating Income during restoration will be sufficient to pay Debt Service during restoration; and (ii) restoration and repair of the Project to a condition approved by Lender will be completed within one (1) year (unless any lease requires earlier completion) after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date.

(2)         If Lender determines that the projected costs to complete the restoration and repair of the Project exceed the Loss Proceeds available to pay such costs (a "Shortfall"), then prior to any disbursement of Loss Proceeds to pay such costs, Borrower shall have provided Lender with satisfactory evidence that Borrower has sufficient sources of funds from which to pay the Shortfall. If required by Lender, Borrower shall first pay restoration and repair costs in an amount equal to the Shortfall prior to receiving any Loss Proceeds.

(3)         If Borrower does not qualify for Loss Proceeds under either Sections 4.2(1)(a) or 4.2(1)(b), Lender in its sole discretion may either apply Loss Proceeds to the payment of amounts owing under the Loan Documents or allow all or a portion of such Loss Proceeds to be used for the restoration of the Project.

(4)         Loss Proceeds applied to restoration will be disbursed in accordance with the advance conditions under Sections 3.5(1), 3.5(2) and 3.5(3). Any Loss Proceeds remaining after payment of all restoration costs shall be applied by Lender to the payment of amounts owing under the Loan Documents.

(5)         If Lender makes the Loss Proceeds from a casualty available to Borrower, Borrower shall promptly commence and diligently pursue to completion restoration of the Project such that, after restoration, the Project will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances.

Section 4.3           Condemnation Awards. Borrower shall immediately notify Lender of the institution of any proceeding for the condemnation or other taking of the Project or any portion thereof. Lender may participate in any such proceeding and Borrower will deliver to Lender all instruments necessary or required by Lender to permit such participation. Without Lender's prior consent, Borrower (1) shall not agree to any compensation or award, and (2) shall not take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to and shall be paid to Lender. Borrower authorizes Lender to collect and receive such awards and compensation (and, if any such award or compensation is paid by check, draft or other negotiable demand instrument made payable to Borrower or to Borrower and Lender jointly, to endorse the same on Borrower's behalf), to give proper receipts and acquittances therefor, and in Lender's sole discretion to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the Project; however, if the award is less than or equal to $100,000 and Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, Lender will apply the award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default. Borrower, upon request by Lender, shall execute all instruments requested to confirm the assignment of the awards and compensation to Lender, free and clear of all liens, charges or encumbrances.

Section 4.4            WARNING.

IF BORROWER FAILS TO PROVIDE LENDER WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS LOAN AGREEMENT, INCLUDING, WITHOUT LIMITATION, FLOOD INSURANCE TO THE EXTENT EXPRESSLY REQUIRED HEREUNDER, LENDER MAY, IN ITS SOLE DISCRETION (AND WITHOUT PRIOR NOTICE TO BORROWER IF THERE IS A LAPSE IN COVERAGE), PURCHASE INSURANCE AT BORROWER'S EXPENSE TO PROTECT THE PROJECT; SUCH INSURANCE MAY BE PLACED BY LENDER DURING ANY STATUTORY OR OTHER REQUIRED NOTICE PERIOD. BORROWER MAY LATER CANCEL THIS COVERAGE BY PROVIDING EVIDENCE TO LENDER THAT BORROWER HAS OBTAINED THE APPLICABLE INSURANCE COVERAGE ELSEWHERE. LENDER SHALL HAVE NO DUTY TO PLACE SUCH INSURANCE, LENDER SHALL HAVE NO LIABILITY WITH RESPECT TO THE TERMS OF SUCH INSURANCE OR THE CREDIT OF THE INSURER IF LENDER ELECTS TO PLACE SUCH INSURANCE, AND BORROWER IS NOT ENTITLED TO RELY ON THE EXISTENCE OF ANY LENDER PLACED COVERAGE EVEN IF BORROWER HAS BEEN NOTIFIED THAT LENDER HAS ELECTED TO PLACE SUCH COVERAGE.

BORROWER IS RESPONSIBLE FOR THE COST OF ANY INSURANCE PURCHASED BY LENDER, INCLUDING INSURANCE PURCHASED DURING ANY NOTICE PERIOD. ALL ACTUAL AND REASONABLE EXPENSES INCURRED BY LENDER IN OBTAINING SUCH INSURANCE AND KEEPING IT IN EFFECT SHALL BE PAID BY BORROWER TO LENDER UPON DEMAND AND UNTIL PAID SHALL BE SECURED BY THE SECURITY INSTRUMENT AND SHALL BEAR INTEREST AT THE DEFAULT RATE. AT LENDER'S OPTION, THE COST OF THIS INSURANCE MAY BE ADDED TO THE LOAN BALANCE. IF THE COST IS ADDED TO THE LOAN BALANCE, THE INTEREST RATE ON THE UNDERLYING LOAN WILL APPLY TO THIS ADDED AMOUNT. THE EFFECTIVE DATE OF THE LENDER PURCHASED COVERAGE MAY BE THE DATE THE PRIOR COVERAGE LAPSED OR THE DATE BORROWER FAILED TO PROVIDE PROOF OF COVERAGE TO LENDER.

THE COVERAGE PURCHASED BY LENDER MAY BE CONSIDERABLY MORE EXPENSIVE THAN INSURANCE BORROWER CAN OTHERWISE OBTAIN ON ITS OWN AND MAY NOT SATISFY ANY NEED FOR PROPERTY DAMAGE COVERAGE OR ANY MANDATORY LIABILITY INSURANCE REQUIREMENTS IMPOSED BY APPLICABLE LAW.

Section 4.5           Lender's Rights Upon Foreclosure. In the event of a foreclosure of the Security Instrument or other transfer of title to the Project in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Project and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

ARTICLE 5

GENERAL REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

Section 5.1           Organization and Power. Borrower and each Borrower Party that is an entity is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with all legal requirements applicable to doing business in the state in which the Project is located. Neither Borrower nor any Borrower Party is a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code. Borrower and each Borrower Party that is an entity has only one state of incorporation or organization, which is set forth in Schedule 5.1. All other information regarding Borrower and each Borrower Party contained in Schedule 5.1, including the ownership structure of Borrower and its constituent entities, is true and correct as of the Closing Date.

Section 5.2           Validity of Loan Documents. The execution, delivery and performance by Borrower and Guarantor of the Loan Documents to which such party is a party: (1) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (2) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower and Guarantor (to the extent executed by such parties), enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors' rights.

Section 5.3           Financial Condition; Litigation; Other Secured Transactions.

(1)         The most recent financial statements delivered by Borrower and Guarantor (a) are true and correct in all material respects, with no significant change since the date of preparation, and (b) fairly present the financial condition of Borrower and Guarantor as of the date thereof and the results of Borrower's and Guarantor 's operations for the period covered thereby. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting the Project, Borrower or Guarantor. Except as disclosed in Schedule 5.3, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against the Project, Borrower, or Guarantor.

(2)         Borrower is not, and has not been, bound (whether as a result of a merger or otherwise) as a debtor under a pledge or security agreement entered into by another Person, which has not heretofore been terminated.

Section 5.4           Taxes and Assessments. The Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower's knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Project other than the additional property tax assessment resulting from Borrower’s acquisition of the Project, nor are there any contemplated improvements to the Project (other than those contemplated by Borrower relative to the Gelson’s Lease to be constructed after the full repayment of the Loan) that may result in such special or other assessments after the full repayment of the Loan.

Section 5.5           Other Agreements; Defaults. Neither Borrower nor Guarantor is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect, in any material respect, the Project or the business, operations, or condition (financial or otherwise) of Borrower or Guarantor. Neither Borrower nor Guarantor is in violation of any agreement which violation would adversely affect, in any material respect, the Project, Borrower, or Guarantor or Borrower's or Guarantor's business, properties, or assets, operations or condition, financial or otherwise.

Section 5.6           Compliance with Law; Project Condition.

(1)         Borrower has all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease, occupy and operate the Project and carry on its business and (b) the Project and its current operations, if any, comply with all covenants and restrictions of record and all applicable laws, ordinances, rules and regulations, including, without limitation, the Americans with Disabilities Act and the regulations thereunder, and all laws, ordinances, rules and regulations relating to zoning, subdivision, setback requirements and building codes and there are no waivers of any building codes currently in existence for the Project, and the Project is free of structural defects. To Borrower’s knowledge, all of the Project's building systems and structural components are in good working order, subject to ordinary wear and tear. To Borrower's knowledge, no structural or other material defects or damage in the Project exists, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. The Project currently does not constitute, in whole or in part, a legally non-conforming use under applicable legal requirements.

(2)         No condemnation has been commenced or, to Borrower's knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project.

(3)         The Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of the Project are located in the public right-of-way abutting the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Project. All roads necessary for the full utilization of the Project for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities.

(4)         Borrower has obtained all licenses, permits, registrations, certificates and other approvals, governmental and otherwise (including, without limitation, zoning, building code, land use, environmental, and all licenses necessary to operate the Project in the manner currently operated), necessary for the use, occupancy and operation of the Project and the conduct of its business thereat, all of which are in full force and effect. To Borrower's best knowledge after diligent inquiry and investigation, no event or condition currently exists which could result in the revocation, suspension, or forfeiture thereof.

Section 5.7           Location of Borrower. Borrower's principal place of business and chief executive offices are located at the address stated in Section 14.1 and Borrower maintains its books and records at such location. Borrower at all times has maintained its principal place of business and chief executive office at such location or at other locations within the same state.

Section 5.8           ERISA.

(1)         Borrower is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of Borrower do not constitute "plan assets" of one or more such plans for purposes of Title I of ERISA.

(2)         Borrower is not and will not be a "governmental plan" within the meaning of Section 3(32) of ERISA, and transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of, and fiduciary obligations with respect to, governmental plans.

(3)         Borrower has no employees.

Section 5.9           Margin Stock. No part of proceeds of the Loan will be used for purchasing or acquiring any "margin stock" within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.10         Tax Filings. Borrower and Guarantor have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and Guarantor, respectively.

Section 5.11         Solvency. Giving effect to the Loan, the fair saleable value of Borrower's assets exceeds and will, immediately following the making of the Loan, exceed Borrower's total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower's assets is and will, immediately following the making of the Loan, be greater than Borrower's probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower's assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Except as expressly disclosed to Lender in writing, no petition in bankruptcy has been filed by or against Borrower, or Guarantor in the last seven (7) years, and neither Borrower nor Guarantor in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor Guarantor is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor Guarantor has knowledge of any Person contemplating the filing of any such petition against it.

Section 5.12         Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which adversely affects, in any material respect, nor as far as Borrower can foresee, might adversely affect, the Project or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party. All information supplied by Borrower regarding any other Collateral is accurate and complete in all material respects. All evidence of Borrower's and each Borrower Party's identity provided to Lender is genuine, and all related information is accurate.

Section 5.13         Single Purpose Entity. Borrower is and has at all times since its formation been a Single Purpose Entity.

Section 5.14         Intentionally Omitted

Section 5.15         No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and Guarantor will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, operating agreement or other agreement or instrument to which Borrower or Guarantor is a party or by which any of Borrower's or Guarantor's property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or Guarantor or any of Borrower's or Guarantor's properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

Section 5.16         Title. Borrower has good, marketable and insurable title to the Project, free and clear of all Liens whatsoever, except for the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and has rights and the power to transfer each item of Collateral upon which it purports to grant a Lien under the Security Instrument or any of the other Loan Documents. Upon recordation of the Security Instrument and any related financing statements, the Security Instrument creates (1) a valid, perfected first-priority Lien on the Project, subject only to Permitted Encumbrances, and (2) perfected first-priority security interests in and to, and collateral assignments of, all personalty (including the leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. There are no claims for payment for work, labor or materials affecting the Project which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Instrument and this Agreement, materially and adversely affect the value of the Project, impair the use or operations of the Project or impair Borrower's ability to pay its obligations in a timely manner.

Section 5.17         Use of Project. The Project is and shall at all times be used exclusively for the office and retail uses existing as of the Closing Date.

Section 5.18         Flood Zone. No portion of the improvements comprising the Project is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law.

Section 5.19         Insurance. Borrower has obtained and has delivered to Lender certificates of all of the insurance policies for the Project reflecting the insurance coverages, amounts and other insurance requirements set forth in this Agreement. No claims have been made under any such policy, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

Section 5.20         Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable legal requirements currently in effect in connection with the transfer of the Project to Borrower or any transfer of a controlling interest in Borrower will have been paid on or before the Closing Date. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable legal requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Security Instrument, have or will have been paid as of the Closing Date and, under current legal requirements, the Security Instrument is enforceable in accordance with its terms by Lender or any subsequent holder thereof, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors' rights.

Section 5.21         Restricted Company. Borrower is not a Restricted Company.

ARTICLE 6

GENERAL COVENANTS

Borrower covenants and agrees with Lender as follows:

Section 6.1           No Sale or Encumbrance; No Transfers of Equity Interests.

(1)         Borrower acknowledges that Lender, in agreeing to make the Loan, has examined and relied on the experience of the Borrower Parties in owning and operating properties such as the Project, and that Lender will continue to rely on Borrower’s ownership and operation of the Project as a means of maintaining the value of the Project as security for repayment of the Debt. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Project so as to ensure that, should Borrower default in the repayment of the Debt, Lender can recover all or a portion of the Debt by a sale of the Project. Accordingly, subject to the terms of this Section 6.1 and except for Permitted Transfers and the liens in favor of Lender, Borrower shall not, without the prior written consent of Lender, directly or indirectly, sell, convey, alienate, mortgage, encumber, pledge or otherwise Transfer the Project, or any part thereof or any interest therein, or permit the Transfer of the Project, or any part thereof or any legal or beneficial interest therein.

(2)         A Transfer of the Project within the meaning of this Section 6.1 shall be deemed to include: (A) an installment sales agreement wherein Borrower agrees to sell the Project or any part thereof or any interest therein for a price to be paid in installments; (B) an agreement by Borrower leasing any part of the Project, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents or Operating Revenues; (C) if Borrower or other Borrower Party (each a "Restricted Party"), or any partner or member or non-member manager of a Restricted Party (or any indirect owner of an interest in a Restricted Party or any constituent partner or member of a Restricted Party no matter how remote) is a corporation, the Transfer of such corporation’s stock or any portion thereof (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock in one or a series of transactions by which any of such corporation’s stock or any portion thereof shall be vested in a party or parties who are not now existing stockholders as of the Closing Date or results in any change in the ultimate ownership or control of such corporation (no matter how remote); (D) if a Restricted Party or any partner or member of a Restricted Party (or other indirect owner of an interest in a Restricted Party or any constituent partner or member of a Restricted Party no matter how remote) is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a partner, joint venturer or member or the Transfer of the partnership or membership interest of any partner or any member or the Transfer of the interest of any joint venturer, partner or member; (E) if a Restricted Party is a limited or general partnership, joint venture, limited liability company, trust, nominee trust, tenancy in common or other unincorporated form of business association or form of ownership interest, the Transfer of any interest (including any economic or profits interest) of any Person having a direct or indirect legal or beneficial ownership interest in a Restricted Party, including any legal or beneficial interest in any constituent partner or member of a Restricted Party; (F) any instrument subjecting the Project to a condominium regime or transferring ownership to a cooperative corporation; and (G) the dissolution or termination of a Restricted Party or any partner or member of a Restricted Party or any constituent member or partner of a Restricted Party or the merger or consolidation of a Restricted Party or any partner or member of a Restricted Party with any other Person; (H) any transfer of a direct or indirect ownership interest in a Restricted Party other than Permitted Transfers; (I) any other transaction pursuant to which any Person not holding a direct or indirect ownership interest in a Restricted Party on the Closing Date acquires a direct or indirect (and no matter how remote) ownership interest in a Restricted Party; (J) any swap, derivative or other transaction shifting the risks and rewards of ownership of the Project, unless otherwise expressly required by the Loan Documents; (K) any transaction pursuant to which any Person is granted an option to purchase all or any portion of the Project or any direct, indirect or beneficial interest in a Restricted Party; and (L) any transaction, agreement or arrangement pursuant to which any Person is given any right to control, direct or veto any material actions or decisions by a Restricted Party, directly or indirectly, whether through an ownership interest, contract right or otherwise. For purposes of clarification, a Transfer that is also a Permitted Transfer shall not be a violation of this Section 6.1.

(3)         Lender shall not be required to demonstrate any actual impairment or prejudice of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon any Transfer (other than a Permitted Transfer) without Lender’s prior written consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(4)         Lender’s consent to one Transfer of the Project, including an interest in a Restricted Party, shall not be deemed to be a waiver of Lender’s right to require such consent to any future Transfer. Any Transfer made in contravention of this Section 6.1 shall be null and void and of no force and effect.

(5)         Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable costs and expenses (including title search costs, title insurance endorsement premiums and reasonable attorneys’ fees and expenses at standard firm rates and disbursements) actually incurred by Lender in connection with the review, approval and documentation of any proposed Transfer including Permitted Transfers, whether or not such consent is granted, withheld, conditioned or denied.

Section 6.2           Taxes; Charges. Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any Property Taxes, franchise taxes and charges, and other governmental charges that may become a Lien upon the Project or become payable during the term of the Loan, and will promptly furnish Lender with evidence of such payment; however, Borrower's compliance with Section 3.1 of this Agreement relating to impounds for Property Taxes shall, with respect to payment of such Property Taxes, be deemed compliance with this Section 6.2. Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower may in good faith contest, by proper legal actions or proceedings, the validity or amount of any Property Tax assessed upon the Project provided that at the time of commencement of any such action or proceeding, and during the pendency thereof, (1) no Event of Default shall be continuing; (2) Borrower provides Lender with a release bond in such form and amount as are satisfactory to Lender, including Lender's estimate of interest, penalties and attorneys' fees; (3) such contest operates to suspend collection of the contested Property Tax; (4) Borrower maintains and prosecutes such contest continuously with diligence, and concludes such contest prior to the thirtieth (30th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment; (5) the Project shall not be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest; and (6) Borrower shall promptly pay or discharge such contested Property Tax and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower.

Section 6.3           Control; Management.

(1)         Without the prior written consent of Lender in Lender's sole discretion, there shall be no Change in Control or change in the day-to-day control and management of Borrower, Borrower's Manager, the SRTCC Member or any other member or non member manager of Borrower or Borrower's Manager, and no change in their respective organizational documents relating to control over Borrower and/or the Project provided however in the event Guarantor is unable to serve as the manager of Borrower's Manager because of his death or disability  then (a) either one of Laura Christman or William R. Rothacker Jr may act as replacement manager of Borrower's Manager without Lender consent so long as Lender shall receive prompt written notice of such replacement within 20 days of such death or disability of Guarantor; together with evidence that such replacement manager is the duly authorized or elected and acting manager of Borrower's Manager and (b) an replacement of Borrower's Manager pursuant to Section 8.16 of the Borrower's Operating Agreement shall require the prior written approval of Lender.

(2)         The Property shall be managed at all times by an Approved Property Manager pursuant to an Approved Property Management Agreement. Borrower may from time to time appoint a replacement Approved Property Manager to manage the applicable Property pursuant to an Approved Property Management Agreement, provided that (i) no Event of Default is continuing, (ii) Lender receives at least sixty (60) days’ prior written notice of same and (iii) such successor manager shall execute and deliver to Lender for Lender’s benefit a Subordination of Property Management Agreement in form and substance reasonably satisfactory to Lender. The management fees payable to any Approved Property Manager shall not exceed management fees in excess of 5% of Operating Revenues.

(3)         Lender may terminate or require Borrower to terminate the engagement of the Property Manager and engage an Approved Property Manager selected by Lender to serve as replacement Approved Property Manager pursuant to an Approved Property Management Agreement (i) during the continuance of an Event of Default, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the Approved Property Manager under the Approved Property Management Agreement (after the expiration of any applicable notice and/or cure periods), (iv) if a Bankruptcy occurs in respect of the Approved Property Manager or (v) if the Approved Property Manager engages in gross negligence, willful misconduct, fraud or misappropriation of funds in respect of the Project or its duties with respect thereto and the Borrower has failed to replace the Approved Property Manager in accordance with this Agreement within 30 days of any finding of gross negligence, willful misconduct, fraud or misappropriation of funds.

(4)         Without limitation of the foregoing, if the Approved Property Management Agreement is terminated pursuant to the Subordination of Property Management Agreement, ceases to be in full force or effect or is for any other reason no longer in effect, then Lender may require Borrower to engage, in accordance with the terms and conditions set forth herein and in the Subordination of Property Management Agreement, a new Approved Property Manager to manage the Property, which such new Approved Property Manager shall be engaged pursuant to an Approved Property Management Agreement.

(5)         Notwithstanding that the Property will be managed by an Approved Property Manager, Borrower shall ensure that the Property is managed in a commercially reasonable manner and that its obligations as the lessor under all Leases are performed. Borrower shall enforce, in a commercially reasonable manner, the obligations of the tenants under such Leases.

Section 6.4           Use; Maintenance; Inspection. The Project shall be used exclusively for the purpose described in Section 5.17, and other appurtenant and related uses. Borrower shall maintain the Project in good condition and promptly repair any damage or casualty, subject to receipt of Loss Proceeds in accordance with Section 4.2. At all times during the term of the Loan, Borrower shall cause (1) the Project to have adequate rights of access to public ways and to be served by adequate water, sewer, sanitary sewer and storm drain facilities and (2) all public utilities necessary or convenient to the full use and enjoyment of the Project to be located in the public right of way abutting the Project, and to be connected so as to serve the Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Project. Borrower shall maintain all rights of way, easements, grants, privileges, licenses, certificates, permits, entitlements and franchises necessary for the use of the Project. Borrower shall not, without the prior written consent of Lender, undertake any alteration of the Project (other than restoration work following casualty or condemnation as permitted under this Agreement) or permit any of the fixtures or personalty owned by Borrower to be removed at any time from the Project, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Borrower and free and clear of any Liens except those in favor of Lender. Borrower shall not demolish any of the existing Improvements on the Property or commence any grading or construction or renovation activities on the Project, without the prior written of Lender which may be withheld in Lender's sole and absolute discretion. Borrower shall permit Lender and its agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Project and conduct such environmental and engineering studies as Lender may require, provided such inspections and studies do not materially interfere with the use and operation of the Project.

Section 6.5           Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (1) deducting the Loan from the value of the Project for the purpose of taxation, (2) affecting any Lien on the Project, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be due and payable within forty-five (45) days following notice thereof.

Section 6.6           Compliance with Law and Other Restrictions. Borrower shall observe and comply with all legal requirements applicable to its existence and to the ownership, use and operation of the Project. Borrower shall comply with all restrictive covenants affecting the Project, and all zoning ordinances and other public or private restrictions as to the use of the Project.

Section 6.7           Legal Existence; Name, Status, Etc. Borrower shall preserve and keep in full force and effect its existence as, and at all times operate as, a Single Purpose Entity, and Borrower and each Borrower Party that is an entity shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project. Borrower shall not become a Restricted Company. Neither Borrower nor any other Borrower Party shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person. Without limiting the foregoing, neither Borrower nor any other Borrower Party shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date. Borrower shall conduct business only in its own name and shall not change its name, identity, organizational structure, state of formation or the location of its chief executive office or principal place of business unless Borrower (1) shall have obtained the prior written consent of Lender to such change, and (2) shall have taken all actions necessary or requested by Lender to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. If Borrower does not have an organizational identification number and later obtains one, Borrower shall promptly notify Lender of its organizational identification number.

Section 6.8           Affiliate Transactions. Without the prior written consent of Lender, Borrower shall not engage in any transaction affecting the Project with an Affiliate of Borrower or of any Borrower Party, and no Operating Revenues shall be used to make payments with respect to any such transaction, unless (1) the terms are commercially reasonable and the payment terms thereunder are competitive with amounts that would be paid to or received from third parties on an "arm's-length" basis, (2) the terms are reduced to a written agreement covering all aspects of such arrangement, and Borrower has delivered to Lender a copy of such agreement, (3) the agreement with the Affiliate is terminable without cause by Borrower or Lender, without penalty or fee, upon not more than thirty (30) days' prior written notice, and (4) the agreement and all payments to be made by Borrower thereunder are subject and subordinate to the Loan Documents and Borrower's payment obligations thereunder. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Lender approves the payments to Affiliates of Borrower set forth in Section 8.17 of Borrower's Operating Agreement.

Section 6.9           Limitation on Other Debt. Borrower shall not, without the prior written consent of Lender, incur any Debt (including Debt to any Affiliate) other than Permitted Debt. Borrower has no outstanding indebtedness, secured or unsecured, direct or contingent (including any guaranties), other than the Permitted Debt. Without limiting the foregoing, no Debt other than the Loan may be secured (subordinate or pari passu) by the Property.

Section 6.10         Mechanic's Liens and Stop Payment Notices . Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a mechanics or materialmans or similar Lien and/or notice of pendency of action (each, a "Mechanic's Lien") being filed or recorded against the Project or the assertion of a stop payment notice or similar claim ("Stop Payment Notice") against Loan proceeds, and shall defend, indemnify and hold Lender harmless from all Mechanic's Liens and Stop Payment Notices, including all proceedings to foreclose on Mechanic's Liens or to enforce Stop Payment Notices. If any Mechanic's Liens are served, filed, recorded or otherwise asserted against any portion of the Project, or if any such Stop Payment Notices are asserted against Loan proceeds, Borrower shall, within ten (10) Business Days of written demand, discharge or cause to be discharged such Mechanic's Lien and/or Stop Payment Notice, and shall promptly obtain the dismissal of any proceedings for the foreclosure or the enforcement thereof. However, Borrower may contest in good faith the validity of any Mechanic's Lien or Stop Payment Notice so long as (1) Borrower notifies Lender that it intends to contest such Mechanic's Lien or Stop Payment Notice, (2) Borrower provides Lender with (a) an endorsement to Lender's title insurance policy (insuring against such Mechanic's Lien) in form and substance satisfactory to Lender, and (b) either a release bond or other security, in either case in such form and amount as may be satisfactory to Lender, including Lender's estimate of interest, penalties and attorneys' fees, and (3) Borrower is diligently contesting the same by appropriate legal proceedings in good faith, at its own expense, and on its own behalf and on behalf of Lender, and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment, and timely pays any award, judgment or settlement in favor of such Mechanic's Lien or Stop Payment Notice claimant. Lender shall have no obligation to make any Loan advances until all Mechanic's Liens and Stop Payment Notices have been fully released or discharged or are being contested in accordance with this Section.

Section 6.11         ERISA. Throughout the term of the Loan:

(1)         Borrower will not be an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of Borrower will not constitute "plan assets" of one or more such employee benefit plans for purposes of Title I of ERISA.

(2)         Borrower will not be a "governmental plan" within the meaning of Section 3(32) of ERISA, and transactions by or with Borrower will not be subject to state statutes applicable to Borrower regulating investments of, and fiduciary obligations with respect to, such governmental plans.

(3)         Borrower shall have no employees.

Section 6.12         No Liens. Borrower shall not create, incur, assume or suffer to exist any Lien upon or with respect to the Project, any Lease or any of Borrower's rights, income or other assets relating thereto, including, without limitation, the Collateral, whether now owned or hereafter acquired, other than (i) Liens in favor of Lender, and (ii) Liens for current year’s taxes, assessments or governmental charges or levies provided payment thereof shall not be delinquent and (iii) other Permitted Encumbrances.

Section 6.13         Further Assurances. Borrower shall promptly (1) cure any defects in the execution and delivery of the Loan Documents, (2) provide, and cause each Borrower Party to provide, Lender such additional information and documentation on Borrower's and each Borrower Party's legal or beneficial ownership, policies, procedures and sources of funds as Lender deems necessary or prudent to enable Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (3) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. Borrower shall preserve and protect the first lien and security interest status of the Security Instrument and the other Loan Documents. If any Lien other than the Permitted Encumbrances is asserted against the Project, Borrower shall promptly, and at its expense, (a) give Lender a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in the same manner that Mechanic's Liens may be contested under Section 6.10. From time to time, but not more often than annually or at any time while an Event of Default exists, upon the written request of Lender, Borrower shall deliver to Lender a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party.

Section 6.14         Estoppel Certificates. Borrower, within ten (10) days after request, shall furnish to Lender a written statement, duly acknowledged, and made based on its knowledge, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Lender may request.

Section 6.15         Notice of Certain Events. Borrower shall promptly notify Lender of (1) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (2) any notice of default received by Borrower or Guarantor under any of the Leases or Material Agreements; and (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any governmental authority, affecting Borrower or the Project and of which Borrower has received written notice.

Section 6.16         Indemnification. Borrower shall indemnify, defend and hold Lender harmless from and against any and all out-of-pocket losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements (including the reasonable fees and actual expenses of Lender's counsel) of any kind or nature whatsoever, including those arising from the joint, concurrent, or comparative negligence of Lender, in connection with (1) Lender's exercise of its rights and remedies under the Security Instrument and other Loan Documents, (2) any lessor obligations or liabilities under any of the Leases at the Project arising prior to Lender taking title to the Project, including any claim against Lender by reason of any alleged obligation, undertaking, action or inaction on its part to perform or discharge any terms, covenants or conditions of such Leases or with respect to the rents and other sums payable thereunder, (3) any inspection, review or testing of or with respect to the Project, (4) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to (a) the execution, delivery or performance of any Loan Document, (b) the Project, (c) Borrower or its owners, (d) the entire course of dealing prior to the Closing Date between Lender and Borrower or any Borrower Party with respect to the Loan or the transactions contemplated by the Loan Documents, or (e) any dealings between Borrower or its owners and any third parties (including any and all costs and expenses incurred by Lender in responding to any third-party subpoenas or other third-party discovery requests and defending any depositions of their respective directors, officers, employees, agents or attorneys), (5) any proceeding instituted by any Person claiming a Lien, and (6) any brokerage commissions or finder's fees claimed by any broker or other party in connection with the Loan, the Project, or any of the transactions contemplated in the Loan Documents, except to the extent any of the foregoing is caused by Lender's gross negligence or willful misconduct. Any amount covered by this indemnity shall be payable on demand, and shall bear interest from the date of demand until the same is paid by Borrower to Lender at the Default Rate.

Section 6.17         Application of Operating Revenues; Restriction of Distributions. Borrower shall apply all Operating Revenues to the payment of Debt Service and other payments, on a current basis, due under the Loan Documents (to the extent not funded from the Interest Reserve or the Tax Reserve in accordance with the terms of this Agreement),taxes, assessments, water charges, sewer rents and other governmental charges levied, assessed or imposed against the Project, insurance premiums, operations and maintenance charges relating to the Project, and other obligations of the lessor under the existing Leases set forth in the Rent Roll delivered to Lender as of the Closing Date, before using Operating Revenues for any other purpose. While any Potential Default or Event of Default exists, Borrower shall not (1) declare or pay any dividend, distribution or other advance of any type on or in respect of any direct or indirect ownership interest or other beneficial in Borrower, or (2) purchase, redeem, exchange or otherwise retire any ownership interest or other beneficial interest in Borrower.

Section 6.18         Material Agreements.

(1)         Borrower shall not enter into any agreement or instrument or become subject to any restriction which would reasonably be expected to have a Material Adverse Effect. Borrower shall (a) comply with all material terms, conditions and covenants of each Material Agreement and each material Permitted Encumbrance, including any reciprocal easement agreement, ground lease, declaration of covenants, conditions and restrictions, and any condominium arrangements, (b) promptly deliver to Lender a true and complete copy of each and every notice of default received or served by Borrower with respect to any obligations under the provisions of any Material Agreement and/or Permitted Encumbrance, (c) deliver to each other party to any Permitted Encumbrance and any Material Agreement notice of the identity of Lender and each assignee of Lender of which Borrower is aware if such notice is required in order to protect Lender’s interest thereunder, and (d) enforce, short of termination thereof, the performance and observance of each and every material term, covenant and provision of each Material Agreement and Permitted Encumbrance to be performed or observed, if any.

(2)         Borrower shall not (x) enter into any Material Agreement, or amend, modify, surrender, grant or withhold any material consent, approval or waiver under any Material Agreement or waive any material rights or remedies under any Material Agreement, except, in each case, on arms-length commercially reasonable terms, (y) terminate any Material Agreement, except for terminations in connection with a material default thereunder, or (y) default in its obligations under any Material Agreement.

Section 6.19         Other Agreements; Defaults. Borrower shall not become party to any agreement or instrument, or subject to any court order, injunction, permit or restriction, which might adversely affect the Project or the business, operations, or condition (financial or otherwise) of Borrower. Borrower shall not violate any agreement in a manner which would have a Material Adverse Effect.

Section 6.20         Financial Covenants. Until all of the Obligations have been indefeasibly paid and performed in full, Guarantor shall at all times maintain (a) a minimum Tangible Net Worth of not less than Five Million Dollars ($5,000,000.00), and (b) minimum Cash Liquidity Balances of not less than Five Hundred Thousand Dollars ($500,000.00).

Section 6.21         Zoning and Use. Subject to Section 6.22 with respect to the Gelson's Entitlements, Borrower shall not do any of the following without the prior written consent of Lender:

(1)         (a) initiate or support any limiting change in the permitted uses of the Property (or to the extent applicable, zoning reclassification of the Property, or any portion thereof), (b) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Property, (c) use or permit the use of the Property in a manner that would result in the use of the Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease, Material Agreement or Legal Requirement (and if under applicable zoning ordinances the use of all or any portion of the Property is a nonconforming use, Borrower shall not cause or permit such nonconforming use to be discontinued or abandoned) or (d) use or permit the use of the Property for any purpose other than for the current uses as of the date of this Agreement; or

(2)         execute or file any subdivision plat affecting any portion of the Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising any portion of the Property.

Section 6.22         Gelson's Entitlement Process; Project Contracts; Plans.

(1)         From and after the Closing Date, Borrower shall diligently pursue approval of the Site Plan and issuance of the other Gelson's Entitlements. On or before the first day of each month commencing on March 1, 2016, Borrower shall deliver to Lender and Servicer a written report, summarizing the actions and steps that have been taken by Borrower to obtain the Gelson's Entitlements, and summary of the action to be taken to obtain the Gelson's Entitlements, along with any other information as Lender may reasonably request from time to time. The failure to deliver a written report pursuant to this Section 6.22(1) in the time and manner set forth herein and the continuance of such failure for seven (7) days after receipt of written notice from Lender shall constitute an Event of Default..

(2)         Borrower shall delivered to Lender and Servicer within (5) Business Days of execution or receipt by Borrower (a) a fully executed copy of each Project Contract; (b) copies of all Lessor's Plans and copies of the preliminary plans and specifications, if any, delivered to Gelson's pursuant to the Gelson's Work Letter; and (c) any amendments or modifications to any Project Contract. Borrower represents, warrants and covenants that (i) there are no Project Contracts as of the date hereof, (ii) each Project Contract shall be in the name of Borrower and the Project Contractor and all right, title and interest in any and all Plans shall be owned solely by Borrower.

(3)         Borrower shall deliver to Lender within (5) Business Days of execution or receipt by Borrower (i) copies of all governmental approvals and conditions of approval evidencing relating to or affecting the Gelson's Entitlements; (ii) a copy of the Lessor's Plans as approved by all governmental authorities and Gelson's and a copy of the preliminary Lessor's Plans delivered to Gelson's pursuant to the Gelson's Work Letter; (iii) within 5 Business Days of execution, a copy of the amendment to the Gelson's Lease required under Section 3.2 of the Gelson's Work Letter, attaching the final Site Plan; and (iv) such further information, reports. or other materials requested by Lender, Servicer or Lender's Consultant.

(4)         Borrower shall cooperate with Lender's Consultant and provide such information as Lender's Consultant may reasonably request concerning the Gelson's Entitlements and the Project.

ARTICLE 7

LEASING MATTERS

Section 7.1           Leasing Representations and Warranties. Leasing Representations and Warranties. Borrower represents and warrants to Lender with respect to leases of the Project that to the best of Borrower's knowledge: (1) Borrower has delivered to Lender true and complete copies of all Leases, including all modifications and amendments thereto. No Person has any possessory interest or right to occupy any portion of the Property except under and pursuant to the provisions of the Leases, (2) the most recent Rent Roll delivered to Lender by Borrower is accurate and complete in all material respects as of the date delivered; (3) except as indicated on the most recent Rent Roll delivered to Lender by Borrower, no security deposits are being held by Borrower (including bonds or letters of credit being held in lieu of cash security deposits), (4) no tenant has any extension or renewal rights (except as set forth in its Lease), no tenant or other party has any option, right of first refusal or similar preferential right to purchase all or any portion of any Property, (5) neither the landlord nor, to Borrower's knowledge. any tenant is in default under any of the Leases; (6) Borrower has no knowledge of any notice of termination or default with respect to any Lease; (7) Borrower has not assigned or pledged any of the Leases, the rents or any interests therein except to Lender; (8) no tenant has the right or option to terminate its lease prior to expiration of the stated term of such Lease, other than termination rights arising from landlord defaults, casualty, condemnation or similar events or circumstances and termination rights of Gelson's expressly set forth in the Gelson's Lease including the Gelson's Work Letter; (9) no tenant has prepaid more than one month's rent in advance, except for bona fide security deposits not in excess of an amount equal to two month's rent and (10) each Lease other than the Gelson's Lease is either month to month, expires or terminates prior to the end of 2016 or gives the landlord the option to terminate such Lease upon 6 months notice and without payment by Borrower, as landlord, of any termination fee or concession or other payment except for minor termination payments possible.

Section 7.2           Leasing Covenants. Borrower (1) shall perform the obligations which Borrower is required to perform under the Leases; (2) shall enforce the obligations to be performed by the tenants; (3) shall promptly furnish to Lender any notice of default or termination received by Borrower from any tenant, and any notice of default or termination given by Borrower to any tenant, subject in the case of the Gelson's Lease to clause (7) below; (4) shall not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months' rent; (5) shall not enter into any ground lease or master lease of any part of the Project; (6) shall not further assign or encumber any lease or any rents payable thereunder; (7) shall not, except with Lender's prior written consent, cancel or terminate or accept surrender or termination of the Gelson's Lease; and (8) shall not, except with Lender's prior written consent, modify or amend any Lease (except as expressly provided in Section 7.3), and any action in violation of clauses (5), (6), (7), and (8) of this Section 7.2 shall be void at the election of Lender. Lender will cause the Gelson's SNDA to be recorded in the Official Records of Los Angeles County post Closing Date and will cause the Title Company to issue an Alta 11.1 mortgage modification with subordination endorsement to the Title Insurance Policy, adding the Gelson's SNDA to Schedule B, Part II, the cost of which shall be paid for by Borrower within 7 days written demand therefore.

Section 7.3           No Other Leases; Lease Amendments. Borrower shall not enter into any new Leases including without limitation any ground lease, master lease or sublease of any part of the Project without the prior written consent of Lender, in its sole and absolute discretion. Borrower shall not amend, modify extend, renew or terminate the Gelson's Lease or any other Lease, without the prior written consent of Lender, in its sole and absolute discretion, except that the existing Leases as of the Closing Date (other than the Gelson's Lease) may be amended (each a "Lease Amendment") without Lender's prior written consent so long as the Lease Amendment (i) does not reduce the rent and is otherwise on commercially reasonable terms; (iii) does not contain any option to purchase, any right of first refusal to purchase, any unilateral right or option to terminate in favor of the Tenant (except in the event of the destruction or condemnation of substantially all of the Property); (iv) does not extend the Lease term or grant any option to renew or extend the Lease term beyond December 31, 2016; and (v) Borrower provides a copy of the Lease Amendment to Lender and Servicer promptly upon execution.

Section 7.4           Tenant Estoppels. At Lender's request, Borrower shall use commercially reasonable efforts to obtain and furnish to Lender, but not more than once in any six (6) month period or at any time while an Event of Default exists, written estoppels in form and substance satisfactory to Lender, executed by tenants under leases in the Project and confirming the term, rent, and other provisions and matters relating to the leases

ARTICLE 8

FINANCIAL REPORTING

Section 8.1           Financial Statements.

(1)         Monthly Reports. On or before the 15th day of each calendar month during the term of the Loan, commencing on March 15, 2016, Borrower shall furnish to Lender a current (as of the calendar month just ended), a detailed operating statement stating Operating Revenues and Operating Expenses for the previous calendar month sufficient to calculate Net Operating Income for such calendar month, and an updated Rent Roll as of the last day of the month, and, if and as requested by Lender, a general ledger, copies of bank statements and bank reconciliations and other documentation supporting the information disclosed in the most recent financial statements (collectively, the "Monthly Net Operating Income Reports").

(2)         Intentionally omitted.

(3)         Certification; Supporting Documentation. Each such financial statement shall be in scope and detail satisfactory to Lender and certified as true and correct in all material respects on behalf of Borrower by the chief financial representative of Borrower.

(4)         Tax Returns. Borrower shall furnish or cause to be furnished to Lender copies of Borrower's filed federal, state and (if applicable) local income tax returns for each taxable year (with all forms and supporting schedules attached) within thirty (30) days after filing.

(5)         Compliance Certificates. On a quarterly basis commencing on March 31, 2016, and on each June 30, September 30, December 31, and March 31 thereafter through the Maturity Date, (ii) within ten (10) Business Days following Lender's written request at any time following the occurrence of an Event of Default, (iii) in connection with and as a condition to an extension of the Initial Stated Maturity Date, and/or (iv) in connection with and as a condition to Lender making a disbursement from the Predevelopment Expense Reserve, Borrower shall cause Guarantor to execute and deliver to Lender a Compliance Certificate certifying Guarantor's Tangible Net Worth equals or exceeds Five Million Dollars ($5,000,000.00) and Guarantor's Cash Liquidity Balances equal or exceed Five Hundred Thousand Dollars ($500,000.00) as of the date thereof, and in the case a Compliance Certificate delivered pursuant to clauses (ii) and (iii) above, the Compliance Certificate shall at the request of Lender be accompanied by Guarantor's most recent bank and/or brokerage statements.

Section 8.2           Accounting Principles. All financial statements of Borrower shall be prepared in accordance with generally accepted accounting principles (or other method of accounting approved by Lender), consistently applied from year to year. If the financial statements of Borrower are prepared on an accrual basis, such statements shall be accompanied by a reconciliation to cash basis accounting principles.

Section 8.3           Other Information. Borrower shall deliver to Lender such additional information regarding Borrower, its subsidiaries, its business, , and the Project as may be reasonably requested by Lender, within thirty (30) days after Lender's request therefor.

Section 8.4           Intentionally Omitted.

Section 8.5           Audits. Lender's employees and third-party consultants shall be entitled to perform such financial investigations and audits of Borrower's books and records as Lender shall deem necessary. Borrower shall permit Lender and Lender's agents and consultants to examine, upon reasonable advance written notice, such records, books and papers of Borrower which reflect upon its financial condition, the income and expenses relative to the Project and the representations set forth in Article 9 at Borrower’s office or such other location where such books, records and other information are maintained. If Borrower engages an independent certified public accountant, Borrower authorizes Lender to communicate directly with Borrower's independent certified public accountants, and authorizes such accountants to disclose to Lender any and all financial statements and other supporting financial documents and schedules, including copies of any management letter, with respect to the business, financial condition and other affairs of Borrower.

ARTICLE 9

ANTI-MONEY LAUNDERING AND
INTERNATIONAL TRADE CONTROLS

Section 9.1           Compliance with International Trade Control Laws and OFAC Regulations; Borrower's Funds. Borrower represents, warrants and covenants to Lender that:

(1)         Neither Borrower, nor any Borrower Party, nor any Person who owns a 20% or more direct or indirect interest in Borrower, is now nor shall be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(2)         It has taken, and shall continue to take until after the Loan is fully repaid, such measures as are required by law to verify that the funds invested in Borrower and funds used to make payments on the Loan (including Operating Revenues and funds used to repay the Loan, whether from a refinancing, asset sale or otherwise) are derived (a) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (b) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(3)         To the best of its knowledge, neither Borrower, nor any Borrower Party, nor any holder of a 20% or greater direct or indirect interest in Borrower, nor any Person providing funds to Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (c) has had any of its/his/her funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(4)         Borrower shall make payments on the Loan solely from the Interest Reserve, funds invested in Borrower, Operating Revenues or insurance proceeds unless otherwise agreed to by Lender.

(5)         No portion of any of the Project has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity.

ARTICLE 10

EVENTS OF DEFAULT AND CURE PERIODS

Each of the following shall constitute an "Event of Default":

Section 10.1         Events of Default Not Subject to Cure Periods.

(1)         Payment at Maturity. Borrower's failure to pay the Loan by the Maturity Date.

(2)         Insurance. Borrower's failure to maintain insurance as required under Section 4.1 of this Agreement.

(3)         Transfer. Any Transfer occurs in violation of Section 6.1 of this Agreement.

(4)         Representations and Warranties. Any representation or warranty made in any Loan Document proves to be false or misleading in any material respect when made or deemed made; provided, however, as to any such false or misleading representation or warranty which was unintentionally made or submitted to Lender and which can be made true and correct by action of Borrower, Borrower shall have a period of ten (10) Business Days following written notice thereof to Borrower to make such representation or warranty true and correct in all material respects.

(5)         Article 9 Compliance. Borrower's failure to perform, observe or comply with any of the agreements, covenants or provisions contained in Article 9.

(6)         Voluntary Petitions, Etc. Commencement by Borrower or Guarantor (each, a "Bankruptcy Party") of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities, or seeking to consolidate its assets with the assets of any other Person, under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or its assets, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 10.2         Events of Default Subject to Specific Cure Periods.

(1)         Payments Prior to Maturity. Borrower's failure to pay any regularly scheduled installment of principal or interest on the Loan, or any other amount owing under the Loan Documents (other than payment of the Loan on the Maturity Date covered under Section 10,1(1)), within five (5) days of (and including) the date when due.

(2)         Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against any Bankruptcy Party, or against the assets of any Bankruptcy Party, which seeks liquidation, reorganization or other relief with respect to such Bankruptcy Party or its Debts or other liabilities, or seeks to consolidate the assets of such Bankruptcy Party with the assets of any other Person, under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property; and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of ninety (90) days; or an order for relief against a Bankruptcy Party or its assets shall be entered in any such case under the Federal Bankruptcy Code.

(3)         Guarantor's Financial Covenants. The failure of Guarantor to at all times maintain (a) a Tangible Net Worth of not less than Five Million Dollars ($5,000,000.00) and (b) Cash Liquidity Balances of not less than Five Hundred Thousand Dollars ($500,000.00), and the continuation of such failure for ten (10) days after receipt of notice thereof from Lender.

(4)         Compliance Certificates. The failure to deliver a Compliance Certificate in the time and manner set forth in Section 8.1(5) and the continuance of such failure for seven (7) days after receipt of written notice from Lender.

(5)         Financial Condition. The occurrence of any materially adverse change in the financial condition or prospects of Borrower, or the existence of any other condition which, in Lender’s reasonable determination, constitutes a material impairment of any such Person’s ability to operate the Project or of such Person’s ability to perform their respective obligations under the Loan Documents, which is not remedied within thirty (30) days after written notice.

(6)         Guarantors. (i) Any Guaranty shall for any reason cease to be a valid and binding obligation or enforceable against any Guarantor; (ii) any Guarantor shall repudiate, revoke or deny any liability under any Guaranty; (iii) any Guarantor that is a natural person shall die or be declared legally incompetent (unless the terms and conditions set forth in Section 10.4 are satisfied with regard to an Approved Replacement Guarantor); or (iv) any Guarantor that is not a natural person shall be dissolved, or in the case of a revocable trust, revoked, or shall otherwise suspend or terminate its business.

Section 10.3         Other Events of Defaults.

(1)         Specified Defaults Under Other Loan Documents. If any term, covenant or provision set forth in the Loan Documents under which Borrower or any Guarantor are obligated expressly contains a specific grace period, then Borrower's, or Guarantor's failure to perform, observe or comply with such term, covenant or condition after the expiration of such grace period.

(2)         Covenants Without Specific Grace Periods. Borrower or Guarantor shall continue to be in default under any of the other terms, covenants or provisions of this Agreement not specified in Section 10.1, Section 10.2 or Section 10.3(1), or under any of the terms, covenants or provisions contained in the other Loan Documents, for ten (10) days after receipt of notice of such default from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after receipt of notice of such default from Lender in the case of any other default; provided, however, that if (a) such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, (b) the defaulting party shall have commenced to cure such default within such 30-day period and thereafter is diligently and expeditiously proceeding to cure such default, and (c) the defaulting party has provided Lender with security satisfactory to Lender against any interruption of payment or impairment of collateral as a result of such continuing default, then such 30-day period shall be extended for such additional time as is reasonably necessary for the defaulting party, exercising due diligence, to cure such default, provided further that in no event shall such additional period exceed ninety (90) days.

Section 10.4         Replacement Guarantor. To the extent that any Guarantor is a natural person, the death or incompetency of such Guarantor shall be an Event of Default hereunder unless each of the following terms and conditions are satisfied

(1)         no other Event of Default hereunder or under the other Loan Documents has occurred and is then continuing;

(2)         Borrower reaffirms its warranties and representations set forth in this Agreement and the other Loan Documents;

(3)         Within 30 days following such death or legal incapacity of Guarantor, an Approved Replacement Guarantor (defined below) executes and delivers to Lender a guaranty or guaranties and hazardous indemnity agreement, each in form reasonably acceptable to Lender and in substantially the same form as the Guaranty and Hazardous Indemnity Agreement executed as of the Closing Date, without any cost or expense to Lender. An "Approved Replacement Guarantor" shall mean a Person proposed by Borrower within 15 Business Days following such death or legal incapacity and approved by Lender in its discretion, which approval shall be based upon Lender’s satisfactory determination as to the reputable character and creditworthiness of such proposed Person, as evidenced by credit and background checks performed by Lender and financial statements and other information reasonably requested by Lender and Lender shall have received satisfactory evidence that such Person has a minimum Tangible Net Worth of not less $5,000,000.00 and a Cash Liquidity Balance of not less than $500,000.00.

(4)         Borrower and the Approved Replacement Guarantor shall have delivered such other documents, certificates and legal opinions as Lender shall reasonably request; and

(5)         Either (i) Lender receives evidence that either Laura Christman or William Rothacker Jr. is the duly authorized and acting replacement manager of Borrower's Manager instead of Guarantor or (ii) if the members of Borrower elect to replace Borrower's Manager as the manager of Borrower pursuant to section 8.16 of Borrower's Operating Agreement, Lender shall have approved of such replacement manager, taking into account such factors without limitation, the experience and track record of the proposed replacement manager in owning, managing and developing properties similar to the Project, the financial strength of the proposed replacement manager, the general business standing of the proposed replacement manager and the proposed replacement manager's relationships and experience with contractors, vendors, tenants, lenders and other business entities are acceptable to Lender, in its reasonable discretion.

ARTICLE 11

LENDER'S REMEDIES

Section 11.1         Remedies - Insolvency Events. Upon the occurrence of any Event of Default described in Section 10.1(6) or Section 10.2(2), the obligations of Lender to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Section 10.1(6) or Section 10.2(2) is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender's election, in Lender's sole discretion.

Section 11.2         Remedies - Other Events. Except as set forth in Section 11.1 above, while any Event of Default exists, Lender may (1) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of Lender to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

Section 11.3         Lender's Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Lender shall elect to pay any sum due with reference to the Project, Lender may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, Lien, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys' fees and disbursements, incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 11.3, including those arising from the joint, concurrent, or comparative negligence of Lender, except to the extent caused by Lender's gross negligence or willful misconduct. All sums paid by Lender pursuant to this Section 11.3 and all other sums expended by Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.

ARTICLE 12

CONDITIONS PRECEDENT TO EFFECTIVENESS OF AGREEMENT

Section 12.1         Conditions Precedent to Effectiveness of Agreement. The effectiveness of this Agreement is subject to the fulfillment by Borrower, or waiver by Lender, of the following conditions precedent and any other obligations of Borrower, Guarantor or Property Manager contemplated by this Agreement to occur on or before the Closing Date:

(1)         Delivery of Loan Documents. Lender shall have received the following original documents, duly executed by the parties thereto, and where required, duly acknowledged and in recordable form, each of which shall be in form and substance acceptable to Lender:

(a)          This Agreement, duly executed by Borrower and Lender;

(b)          The Note, duly executed by Borrower in favor of Lender;

(c)          The Security Instrument, duly executed by Borrower and in recordable form;

(d)          The Guaranty, duly executed by Guarantors;

(e)          The Hazardous Materials Indemnity Agreement in favor of Lender, duly executed by Borrower and each of the Guarantors.

(f)          A Subordination of Property Management Agreement in favor of Lender, duly executed by Borrower and Property Manager;

(g)          A Subordination, Nondisturbance and Attornment Agreement ("Gelson's SNDA"), duly executed by Gelson's, Lender and Borrower, in recordable form and to be recorded no later than two (2) Business Day's following the Closing Date;

(h)          A tenant estoppel certificate in favor of Lender executed by Gelson's.

(i)          An Officer's Certificate for each Borrower Entity, in form and substance acceptable to Lender;

(j)          Such financing statements, as determined by Lender; and

(k)          Any other documents or agreements reasonably requested by Lender to the extent required or contemplated by this Agreement or the other Loan Documents.

(2)         Title Insurance. Lender shall have received a lender's title insurance policy ("Title Insurance Policy") issued by Chicago Title Insurance Company ("Title Company"), to Lender, and its successors and assigns, dated as of the Closing Date, in form and substance acceptable to Lender, showing fee title to the Property vested in Borrower, with coverage equal to the Loan Amount, together with such endorsements thereto as Lender may require (including, without limitation, affirmative mechanic's lien coverage) and insuring that the Security Instrument creates a valid first priority lien on the Project, free and clear of all exceptions from coverage other than those exceptions approved by Lender, in its sole and absolute discretion and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), Lender also shall have received evidence that all premiums in respect of the Title Insurance Policy, including all endorsements thereto, have been paid by Borrower.

(3)         Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

(4)         Delivery of Organizational Documents; Officer's Certificates. Borrower, Borrower's Manager, SRTCC Member, SROP and SRT (each a "Borrower Entity" and collectively, the "Borrower Entities") shall each deliver or cause to be delivered to Lender copies, certified by an authorized officer, trustee or member (as applicable) of each Borrower Entity of all organizational documentation related to such Borrower Entity and the formation, structure, existence, good standing and qualification to do business, as Lender may reasonably request, including, without limitation, copies of the articles of formation certified by the appropriate secretary of state within thirty (30) days of the Closing Date, operating agreements, bylaws, current good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan Documents and incumbency certificates as may be requested by Lender, all of which shall be accompanied by an officer's certificate in favor of Lender duly executed by an authorized officer or member of the applicable Borrower Entity, in form and substance acceptable to Lender (each, an "Officer's Certificate").

(5)         Fees and Deposits. Borrower shall have paid to Lender the following fees and deposits:

(a)          The Origination Fee;

(b)          The Initial Interest Reserve Deposit; and

(c)          The Initial Tax Reserve Deposit.

(6)         Opinions of Counsel. Lender shall have received opinions from Borrower's and Guarantor's counsel with respect to the due execution, authority, enforceability of this Agreement and the other Loan Documents and such other matters as Lender may reasonably require, all such opinions in form, scope and substance satisfactory to Lender and Lender's counsel.

(7)         Certificates of Insurance. Lender shall have received and approved certificates of insurance evidencing that the insurance coverage required in Article 4.1 hereof has been obtained in compliance with the requirements of Article 4 hereof.

(8)         Flood Zone. Lender shall have received satisfactory evidence that no portion of the Project is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards.

(9)         Updated UCC, Lien, Bankruptcy and Searches. Lender shall have received and approved of the following updated searches each dated no earlier than thirty (30) days prior to the Closing Date: (a) Uniform Commercial Code searches, state and federal tax and judgment lien searches; federal and local litigation searches and bankruptcy searches on Borrower, Borrower Parties and Guarantor.

(10)        Borrower's Cash Equity. Lender shall have received evidence satisfactory to Lender that as of the Closing Date, Borrower has invested a minimum cash equity in the Project of Five Million Dollars ($5,000,000.00).

(11)        Leases. The Closing Rent Roll and copies of all Leases.

(12)        Representations and Warranties. All of the representations and warranties set forth in this Agreement and the other Loan Documents shall be true, correct and complete in all material respects as of the Closing Date.

(13)        Further Documents. Lender or its counsel shall have received such other and further approvals, opinion, documents, estoppels certificates, consents and information as Lender or its counsel may have reasonably requested including, without limitation, the Loan Documents in form and substance satisfactory to Lender and its counsel

ARTICLE 13

LIABILITY

Section 13.1         Limitation on Liability.

(1)         Except as provided below in this Section 13.1, Borrower shall not be personally liable for amounts due under the Loan Documents.

(2)         Borrower shall be personally liable to Lender for Borrower's failure to perform its obligations under the Hazardous Materials Indemnity Agreement and for any deficiency, loss or damage suffered by Lender due to Borrower's or any Borrower Party's: (a) failure to apply any funds derived from the Project as required by the Loan Documents, including any misappropriation, misapplication or conversion; (b) payment of funds derived from the Project to any Affiliate of Borrower or Borrower Party, other than (i) payments under contracts that comply with Section 6.8 and (ii) dividends, distributions and other payments permitted under Section 6.17; (c) fraud or material misrepresentation made in or in connection with the Loan Documents or the Loan; (d) entering into, modifying or canceling leases in violation of this Agreement or any of the other Loan Documents; (e) failure to turn over to Lender all tenant security deposits and prepaid rents upon Lender's demand following an Event of Default; (f) bad faith interference with Lender's exercise of remedies under the Loan Documents, other than Borrower's good faith challenge to the existence of the Event of Default which gave rise to Lender's exercise of such remedies; (g)intentionally omitted; (h) failure to maintain insurance as required by this Agreement; (i) failure to pay Property Taxes in accordance with the terms of this Agreement or if applicable, failure to make the required monthly payments to the Tax Reserve unless such Property Taxes are not paid when Borrower has timely delivered to Lender the invoice for such Property Taxes and Lender is holding sufficient funds in the Tax Reserve to make such payment; (j) commission of intentional physical waste of the Project, including the removal or disposal of any portion of the Project, except for repair or replacement in the ordinary course of business or restoration following a casualty (in either case, in accordance with this Agreement); (k) intentionally omitted; (l) failure to pay any brokerage commission or finder's fees of any party claiming by or through Borrower or any Borrower Party in connection with the transactions contemplated by the Loan Documents; and (m) failure to promptly remove any judgment lien affecting the Project, or failure to comply with the provisions of Section 6.10 regarding Mechanic's Liens, the cost of which removal or satisfaction shall be deemed to be damages suffered by Lender. Borrower also shall be personally liable to Lender for any and all reasonable attorneys' fees and expenses and court costs incurred by Lender in enforcing this Section 13.1(2) or otherwise incurred by Lender in connection with any of the foregoing matters, regardless of whether such matters are legal or equitable in nature or arise under tort or contract law.

(3)         Notwithstanding anything to the contrary contained in the Loan Documents, the limitation on Borrower's liability contained in Section 13.1(1) SHALL BECOME NULL AND VOID and shall be of no further force and effect if:

(a)          any Transfer in violation of the Loan Documents occurs, other than (i) Mechanic's Liens in violation of Section 6.10, and (ii) judgment liens;

(b)          Borrower or any Guarantor files a petition under the United States Bankruptcy Code or similar state insolvency laws;

(c)          Borrower's or any Guarantor's assets (including the Project) are consolidated with the assets of an Affiliate of Borrower in any proceeding commenced under the United States Bankruptcy Code or similar state insolvency laws; or

(d)          Borrower or any Guarantor becomes the subject of an involuntary proceeding under the United States Bankruptcy Code or similar state insolvency laws, and either (i) Borrower, any Borrower Party or any Affiliate of Borrower or any Borrower Party conspired or cooperated with, or solicited, one or more creditors to commence such involuntary proceeding, or (ii) the claims of one or more of the creditors of Borrower or any Guarantor, as applicable, that commenced such involuntary proceeding arise from Debts incurred by Borrower or such Guarantor, as applicable, in violation of this Agreement, provided, however, no liability shall arise hereunder in the event any such involuntary proceeding is instituted by Lender.

(4)         Intentionally omitted.

(5)         Nothing in this Section 13.1 shall be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to Lender under the Loan Documents or to require that all Collateral shall continue to secure the amounts due under the Loan Documents.

Section 13.2         Limitation on Liability of Lender's Officers, Employees, Etc. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender's assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender's shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

ARTICLE 14

MISCELLANEOUS

Section 14.1         Notices. All notices, consents, approvals and requests required or permitted under any Loan Document (each, a "Notice") shall be given in writing by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as set forth below (except that any party hereto may change its address and other contact information for purposes hereof at any time by sending a written notice to the other parties to this Agreement in the manner provided for in this Section). A notice shall be deemed to have been given when delivered or upon refusal to accept delivery. Borrower shall not be permitted to designate more than one place for service of Notice concurrently.

Addresses for Notices:

If to Borrower:	Sunset & Gardner Investors LLC 6400 S. Fiddlers Green Circle, Suite 1820 Greenwood Village, CO 80111 Attention: William R. Rothacker, David Runberg and Drew Willock

With a copy to:
Glenborough LLC
400 S. El Camino Real, Suite 1100
San Mateo, CA 94402
Attn: Chip Burns

And for Notices of default only, to:

Brownstein Hyatt Farber & Schreck
410 17th Street, Suite 2200
Denver, CO 80202
Attn: Jennifer Eiteljorg, Esq.

If to Lender:	Buchanan Mortgage Holdings, LLC 3501 Jamboree Road, Suite 4200 Newport Beach, CA 92660 Attention: Mark Reese

with a copy to:

Trimont Real Estate Advisors, Inc.
3424 Peachtree Road NE, Suite 2200
Atlanta, GA 30326
Attention: J. Gregory Winchester
Attention: Steven Lauer

and to:

Trimont Real Estate Advisors, Inc.
2 Park Plaza
Jamboree Center, Suite 850
Irvine, CA 92614-8515
Attention: Jeff Stargardter

and for Notices of default only to:

Allen Matkins Leck Gamble Mallory & Natsis LLP
1900 Main Street, 5th Floor
Irvine, California 92614-7321
Attention: Anne E. Klokow, Esq.

Section 14.2         Amendments, Waivers, References.

(1)         This Agreement and any other Loan Document may be amended, modified or supplemented only by a written instrument signed by Borrower and Lender. No waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought.

(2)         This Agreement and the other Loan Documents shall not be executed, entered into, altered, amended, or modified by electronic means. Without limiting the generality of the foregoing, Borrower and Lender hereby agree that no exchange of electronic correspondence between the parties shall operate to amend, modify or waive any term or provision of any Loan Document.

(3)         Any reference to a Loan Document, whether in this Agreement or in any other Loan Document, shall be deemed to be a reference to such Loan Document as it may hereafter from time to time be amended, modified, consolidated, replaced, severed, supplemented, extended and restated.

Section 14.3         Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 14.3 shall control and supersede every other provision of the Loan Documents. If at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by applicable state law (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Section 14.4         Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 14.5         Reimbursement of Expenses. Borrower shall pay or reimburse Lender on written demand for (1) all reasonable costs and expenses incurred by Lender in connection with the negotiation, documentation, closing, disbursement and administration of the Loan, including fees and expenses of Lender's attorneys and Lender's environmental, engineering, accounting and other consultants; fees, charges and taxes for the recording or filing of Loan Documents; financial investigation, audit and inspection fees and costs; settlement of condemnation and casualty awards; title search costs, premiums for title insurance and endorsements thereto; fees and costs for lien and litigation searches and background checks; and costs and expenses of responding to third-party subpoenas; and (2) all amounts expended, advanced or incurred by Lender to collect the Note, or to enforce the rights of Lender under this Agreement or any other Loan Document, to protect, defend or assert the rights, claims and actions of Lender under the Loan Documents or with respect to the Collateral (by litigation or other proceedings) or to defend any claims asserted against Lender by Borrower or any Borrower Party with respect to the Loan, the Loan Documents, the Collateral or the transactions contemplated hereby, which amounts will include all transfer taxes payable upon foreclosure of any Collateral, court costs, attorneys' fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of written demand for payment until the date of reimbursement to Lender. All amounts payable by Borrower to Lender under this Section shall constitute part of the Loan and shall be secured by the Loan Documents.

Section 14.6         Approvals; Third Parties; Conditions. All rights retained or exercised by Lender to review or approve leases, contracts, plans, studies and other matters, including Borrower's and any other Person's compliance with the provisions of Article 9 and compliance with laws applicable to Borrower, the Project or any other Person, are solely to facilitate Lender's credit underwriting and administration of the Loan, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower. All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender's sole discretion.

Section 14.7         Lender Not in Control; No Partnership.

(1)         None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower. The power of Lender is limited to the right to exercise the rights and remedies under the Loan Documents.

(2)         Borrower and Lender agree that the relationship between Borrower and Lender is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall be deemed or construed, to create, and Lender and Borrower disclaim any intention to create, a partnership, joint venture, agency or common interest in profits or income between Lender and Borrower, or to create an equity in the Project in Lender, or any sharing of liabilities, losses, costs or expenses. Lender neither undertakes nor assumes any responsibility or duty to Borrower, to any direct or indirect constituent partners, members, stockholders or investors in Borrower (each, a "Borrower Investor") or to any other Person with respect to the Collateral or the Loan, except as expressly provided in the Loan Documents. Notwithstanding any other provision of the Loan Documents: (a) Lender is not, nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind in Borrower or any Borrower Investor or Borrower Party, and Lender does not intend to ever assume such status; (b) Lender shall in no event be liable for any debts, expenses or losses incurred or sustained by Borrower or any Borrower Investor or Borrower Party; and (c) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or any Borrower Investor or Borrower Party.

Section 14.8         Time of the Essence. Time is of the essence with respect to this Agreement and the other Loan Documents.

Section 14.9         Successors and Assigns.

(1)         This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors and permitted assigns, provided that neither Borrower nor any Borrower Party shall, without the prior written consent of Lender, assign any rights, duties or obligations hereunder.

(2)         The Loan, the Note, the Loan Documents, and/or Lender's rights, title, obligations and interests therein may be sold, assigned, participated, syndicated, pledged or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from any Borrower Party or any other Person and without any other restriction of any kind. Any sale, assignment, participation, pledge or other transfer of the Loan, the Note, the Loan Documents, any additional advance, if any, and/or Lender’s rights, title and interests therein may be assigned separately from any covenants by Lender to consider the making of any additional advances, if any, hereunder and under the other Loan Documents. Upon any such sale, assignment, participation, syndication, pledge or other transfer, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest to the extent of the interest so transferred and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. To the extent any such assignee or transferee assumes the rights, title and interests of Lender hereunder and under the other Loan Documents, Lender shall be released from such rights, title and interests and shall have no further liability with respect thereto; provided, however, that Lender shall retain any and all covenant to consider the making of future Advances unless Borrower shall have received notice from Lender and such assignee or transferee that such assignee or transferee has assumed the covenant to consider the making of additional advances. Borrower hereby agrees to execute any amendment and/or any other document that may be reasonably necessary to effectuate the foregoing. provided that such amendment or other documents do not change the economic terms of the Loan or otherwise increase, in any material respect, Borrower's or Guarantors' duties, responsibilities or liabilities under the Loan Documents, or decrease, limit or restrict Borrower's or Guarantor's rights under the Loan Documents.. Borrower shall reasonably cooperate with Lender in effecting any such sale, assignment, participation, syndication, pledge or other transfer and shall reasonably cooperate and use all reasonable efforts to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by any participant, investor, lender, or purchaser involved in any such sale, assignment, participation, syndication, pledge or other transfer(including delivery of opinions of counsel in form and substance similar to the opinions of counsel delivered to Lender on the Closing Date). Borrower shall provide such information and documents relating to Borrower, the Guarantors and the Project as Lender may request in connection with any such sale, assignment, participation, syndication, pledge or other transfer. In addition, Borrower shall make available to Lender all information concerning the Project, its business and operations that Lender may reasonably request. Borrower shall not be responsible for Lender’s costs and expenses incurred in connection with any of the foregoing transactions (including the costs of any third party reports required by Lender).

(3)         Borrower authorizes Lender to disclose to any participant, any assignee or any other Person acquiring an interest in the Obligations, the Loan or the Loan Documents by operation of law (each a "Transferee"), and to any prospective Transferee, any and all information in Lender's possession concerning the Project, the Borrower or any other Borrower Party, or any of their respective Affiliates. Notwithstanding any such provisions or agreements, Lender may also disclose any and all information in Lender's possession concerning the Project, Borrower or any other Borrower Party or any of their respective Affiliates to: (a) Lender's Affiliates; (b) the legal counsel, accountants or other professional advisors to Lender, any assignee or participant of Lender's interest in the Obligations, the Loan or the Loan Documents, or any portion thereof or their respective Affiliates; (c) regulatory officials; (d) any Person as requested pursuant to or as required by law, regulation, or legal process; and (e) any Person in connection with any legal proceeding to which Lender is a party.

Section 14.10         Renewal, Extension or Rearrangement. Subject to Section 14.9, all provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.

Section 14.11         Waivers. No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender under any of the Loan Documents, shall operate as a waiver thereof. Any waiver of a Potential Default or Event of Default, shall not be construed to be a waiver of any subsequent occurrence of the same or any other Potential Default or Event of Default.

Section 14.12         Cumulative Rights. The rights, powers and remedies of Lender under the Loan Documents shall be cumulative and not exclusive of any right, power or remedy available at law or in equity or otherwise. The exercise or partial exercise of any such right, power or remedy shall not preclude the exercise of any other right, power or remedy, each of which may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in its sole discretion.

Section 14.13         Promotional Material. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender's own promotional and marketing activities, and describing the Loan in general terms or in detail and Lender's participation in the Loan, provided that all references to Borrower contained in any such press releases, advertisements or promotional materials shall be approved in writing by Borrower in advance of issuance. All references to Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Lender in advance of issuance.

Section 14.14         Survival. All of the representations, warranties, covenants, and indemnities of Borrower hereunder, and under the indemnification provisions of the other Loan Documents, shall survive the repayment in full of the Loan and the release of the Liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower.

Section 14.15         WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT.

Section 14.16         Punitive or Consequential Damages; Waiver. Neither Lender nor Borrower shall be responsible or liable to the other party or to any of the other party's Affiliates for any punitive, exemplary or consequential damages which may be alleged by either party (or by any of their respective Affiliates) as a result of the Loan or the transactions contemplated hereby, including any breach or other default by any party hereto. Borrower represents and warrants to Lender that as of the Closing Date neither Borrower nor any Borrower Party has any claims against Lender in connection with the Loan.

Section 14.17         Governing Law. The validity, construction, enforcement, interpretation and performance of the Loan Documents, and the obligations arising thereunder, and any claim, controversy or dispute arising under or related to any of the Loan Documents, the transactions contemplated thereby or the rights, duties and relationship of the parties thereto, shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and performed in such State, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America; provided, however, that if any other Loan Document expressly states that it is governed in whole or in part by the laws of a different jurisdiction, then the governing law provision of that Loan Document shall control.

Section 14.18         Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof, including any commitment letter (if any) issued by Lender with respect to the Loan and any confidentiality agreements previously executed by the parties with respect to the Loan. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between this Agreement and any of the other Loan Documents (other than the Hazardous Materials Indemnity Agreement), the terms of this Agreement shall control.

Section 14.19         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document. Copies of originals, including copies delivered by facsimile, PDF or other electronic means, shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.

Section 14.20         Brokers. Borrower hereby represents to Lender that Borrower has not dealt with any broker, underwriters, placement agent, or finder in connection with the transactions contemplated by this Agreement and the other Loan Documents, other than George Smith Partners (the "Broker"). Borrower hereby agrees to pay all fees and commissions due and payable to Broker and to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower in connection with the transactions contemplated herein.

Section 14.21         Claims Against Lender. Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the default claimed by Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claimed default and Lender does not remedy or cure the default, if any default actually exists, promptly thereafter. Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as required by this Section 14.21 and, in any event, within six (6) months after the Maturity Date or earlier repayment of the Loan. Borrower acknowledges that such waiver is or may be essential to Lender's ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan. No Borrower Party or tenant of the Project is intended to have any rights as a third-party beneficiary of the provisions of this Section 14.21.

Section 14.22         Invalidated Payments. If any payment received by Lender is deemed by a court of competent jurisdiction to be a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, and is required to be returned by Lender, then the obligation to make such payment shall be reinstated, notwithstanding that the Note may have been marked satisfied and returned to Borrower or otherwise canceled, and such payment shall be immediately due and payable upon demand.

Section 14.23         Retention of Servicer. At the option of Lender, the Loan may be serviced by Trimont Real Estate Advisors, Inc. or such other servicer selected by Lender from time to time (the "Servicer") and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and the Servicer. Borrower shall pay a Servicer's monthly servicing fee of $550.00 as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents upon the occurrence of an Event of Default.

Section 14.24         Section 2822 Waiver. Borrower hereby irrevocably authorizes Lender to apply any and all amounts received by Lender in repayment of the Indebtedness first to amounts which are not guaranteed pursuant to the terms of any guaranty of the Loan and then to amounts which are guaranteed pursuant to the terms of any guaranty of the Loan. Borrower hereby waives any and all rights it has or may have under Section 2822 of the California Civil Code which provides that if a guarantor is "liable upon only a portion of an obligation and the principal provides partial satisfaction of the obligation, the principal may designate the portion of the obligation that is to be satisfied."

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

EXECUTED as of the date first written above.

LENDER:

BUCHANAN MORTGAGE HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Timothy J. Ballard
	Name:	Timothy J. Ballard
	Title:	President

(SIGNATURES CONTINUE ON NEXT PAGE)

[SIGNATURE PAGE TO
LOAN AGREEMENT]

S-1

BORROWER:

SUNSET & GARDNER INVESTORS LLC,
a Colorado limited liability company

By:	Sunset & Gardner LA LLC,
a Colorado limited liability company
Its: Manager

	By:	/s/ William R. Rothacker
William R. Rothacker
Its: Manager

[SIGNATURE PAGE TO
LOAN AGREEMENT]

S-2

SCHEDULE 1.1

DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

"Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise. Each Borrower Party shall be deemed to be an Affiliate of Borrower.

"Agreement" means this Loan Agreement.

"Anti-Money Laundering Laws" means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

"Approved Budget" means the budget attached hereto as Schedule 3.1(2)(b) setting forth the costs and expenses estimated by Borrower to obtain all of the Gelson's Entitlements, as the same may be amended from time to time with the prior written consent of Lender in accordance with Section 3.1(2).

“Approved Property Management Agreement” means the Property Management Agreement and any other property management agreement that is approved in writing by Lender.

“Approved Property Manager” means Property Manager or any other property management company approved in writing by Lender.

“Approved Replacement Guarantor” has the meaning assigned in Section 10.4.

"Bankruptcy Party" has the meaning assigned in Section 10.1.

"Bank Secrecy Act" means the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq.

"Borrower" has the meaning assigned in the first paragraph of this Agreement.

"Borrower Entity" has the meaning assigned in Section 3.5.

"Borrower Investor" has the meaning assigned in Section 13.7(2).

SCHEDULE 1.1

"Borrower Party" means Borrower, Borrower's Manager, SRTCC Member, SROP, SRT and Guarantor.

"Borrower's Manager" means Sunset & Gardner LA LLC, a Colorado limited liability company, which is the sole manager and a member of Borrower.

"Borrower's Operating Agreement" means the Operating Agreement of Sunset & Gardner Investors LLC dated January 7, 2016.

"Building Permits" has the meaning set forth in Section 3.4 of the Gelson's Work Letter..

"Business Day" means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of California are not open for general banking business.

"Cash Liquidity Balances" means lien-free and otherwise unencumbered by any lien, charge or security interest or other encumbrance or type of preferential arrangement (a) cash balances maintained in the conventional forms of demand deposits and money market account deposits, (b) monies held in cash reserves and other cash equivalents acceptable to Lender, (c) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America, in each case due within one year, and (d) certificates of deposit issued by any bank with combined capital, surplus and undivided profits of at least $500,000,000 (as of the date such certificate of deposit is acquired), doing business in and incorporated under the laws of the United States of America or any State thereof, and whose deposits are insured through the Federal Deposit Insurance Corporation, in each case due within one year. Notwithstanding the foregoing, Cash Liquidity Balances shall not include any reserves maintained by Borrower with respect to the Project and shall not include any funds held in reserves or impounds maintained by Lender.

"Closing Date" means the date of the funding of the Loan to or for the benefit of Borrower.

"Closing Rent Roll" mean a Rent Roll prepared as of a date no earlier than five (5) Business Days prior to the Closing Date, certified by the Managers of Borrower.

"Collateral" means the Project and all other "Mortgaged Property" described in the Mortgage or any of the other Loan Documents, and any other property that at any time secures the Loan or any portion thereof.

"Compliance Certificate" means a certificate executed by Guarantor, in scope and detail satisfactory to Lender, certifying to Lender that Guarantor's then-current Tangible Net Worth and Cash Liquidity Balances are in compliance with Section 6.20.

"Control" with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, membership interests, partnership interests, by contract or otherwise, and the terms "Controlled", "Controlling" and "Common Control" shall have correlative meanings.

SCHEDULE 1.1

"Debt" means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable or subject, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners, members or other equity holders, or as a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

"Debt Service" means, with respect to any particular period of time, the aggregate interest and fixed principal payments due under the Loan. The foregoing calculation shall exclude payments applied to escrows or reserves required by Lender under the Loan Documents.

"Default Rate" means the lesser of (a) the maximum per annum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Interest Rate.

"Entitlements" has the meaning set forth in Section 3.2 of the Gelson's Work Letter.

"Entitlement Period" has the meaning set forth in Section 3.2 of the Gelson's Work Letter and includes the 60 extension set forth therein.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated thereunder.

"Event of Default" has the meaning assigned in Article 10.

"Extension Prepayment Premium Period" has the meaning assigned in Section 2.3(3).

"Extension Tax Deposit" has the meaning assigned in Section 3.1(1).

"Financial Institution" means a United States Financial Institution as defined in 31 U.S.C. Section 5312, as periodically amended.

"First Interest Period" has the meaning assigned in Section 2.2.

"Gelson's" means Gelson's Markets, a California corporation.

"Gelson's Entitlements" has the meaning assigned in Section 3.1(2).

"Gelson's Lease" means that certain Lease dated as of November 23, 2015 between Gelson's, as tenant, and Cadence Acquisitions, LLC, as lessor ("Original Lessor"), as assigned by Original Lessor to Borrower pursuant to that certain Assignment and Assumption of Lease dated as of January 22, 2016 executed by Original Lessor and Borrower, as the same may be amended from time with the prior written consent of Lender.

"Gelson's Work Letter" means the Work Letter attached as Exhibit C to the Gelson's Lease.

SCHEDULE 1.1

“General Intangibles” means all intangible personal property of Borrower arising out of or connected with the Property or the Project and all renewals and replacements thereof and substitutions therefor , including, without limitation, things in action, contract rights and other rights to payment of money.

“Governmental Authority” means any board, commission, department or body of any municipal, county, state or federal governmental unit, or any subdivision of any of them, that has or acquires jurisdiction over the Property and/or the Project or the use, operation or improvement of the Property or the Project.

"Guarantor" means William R. Rothacker, an individual, and any other Persons executing a Guaranty (collectively, "Guarantors").

"Guaranty" means the instruments of guaranty, if any, now or hereafter in effect from a Guarantor to Lender.

"Hazardous Materials Indemnity Agreement" means the Hazardous Materials Indemnity Agreement executed by Borrower and Guarantor in favor of Lender with respect to the Project.

“Improvements” means all buildings, structures and improvements of every nature whatsoever now or hereafter situated on the Property, including, but not limited to, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be attached to the Property or said buildings, structures or improvements.

"Indebtedness" means, the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement and the Note (including, without limitation, all Advances advanced or hereafter advanced under this Agreement), together with all accrued and unpaid interest thereon, late charges, and all other obligations and liabilities due or to become due to Lender in respect of the Loan and/or pursuant to the Note, this Agreement, each and every Security Instrument (whether now or hereafter executed) or any of the other Loan Documents (excluding the Guaranty), and all other amounts, sums and expenses paid by or payable to Lender pursuant to the Loan Documents (excluding the Guaranty) and any and all obligations and liabilities of Borrower, including without limitation, any increases in the maximum principal amount of the Loan, contained in any written renewal, extension, amendment, modification, consolidation, restatement of, or substitution or replacement for, all or any part of the Note, this Agreement or any of the other Loan Documents (excluding the Guaranty).

"Index" and "Then Current Index" mean the interest rate per annum equal to the London interbank offered rate for an interest period of thirty (30) days as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in EUR dollars with a term equivalent to such interest period appearing on the applicable page or screen at Bloomberg.com (or, in the event such rate does not appear on a Bloomberg.com page or screen, on the appropriate page or screen of such other information service that publishes such rate as shall be selected by Lender in its reasonable discretion) two (2) Business Days prior to applicable Interest Adjustment Date provided that in no event shall the Index or the Then Current Index be less than the Index Floor. In the event that such Index ceases to be published in the referenced publication or in any other generally accepted similar financial publication, or is otherwise no longer available, "Index" or "Then Current Index" shall mean a substitute index selected by Lender, in Lender's sole and absolute discretion, in any manner consistently applied by Lender with respect to other loans of a similar type and nature as the Loan and not inconsistent with applicable federal laws.  If an Interest Adjustment Date falls on a date which is not a Business Day, then the first Business Day immediately succeeding such Interest Adjustment Date shall be used for purposes of determining the Then Current Index.

SCHEDULE 1.1

"Index Floor" shall mean that in no event shall the Index or the Then Current Index be less than one quarter of one percent (0.25%).

"Initial Interest Reserve Deposit" has the meaning assigned in Section 3.1(3).

"Initial Prepayment Premium Period" has the meaning assigned in Section 2.3(3).

"Initial Site Assessment" has the meaning assigned in the Hazardous Materials Indemnity Agreement.

"Initial Stated Maturity Date" shall mean January 27, 2017.

"Initial Tax Reserve Deposit" has the meaning assigned in Section 3.1(1).

"Interest Holder" has the meaning assigned in Section 6.1.

"Interest Adjustment Date" means March 1, 2016, and thereafter on the first (1st) day of each calendar month until all principal and interest and other amounts due under the Loan Documents are paid in full.

"Interest Period" means (a) the First Interest Period, and (b) for each Interest Period thereafter, the 1-month period commencing on the first day of the calendar month following the end of the preceding Interest Period through the last day of such calendar month.

"Interest Rate" means the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.2(1).

"Interest Reserve" has the meaning assigned in Section 3.1(4).

“Lease” shall mean any lease, occupancy agreement, sublease, sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of, any space in the Property, and every modification, amendment, assignment, termination, consent to assignment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

"Lender" has the meaning assigned in the first paragraph of this Agreement.

"Lender's Consultant" means Marx/Okubo Associates, Inc., or any other Person engaged by Lender to act as Lender's consultant for the purposes of preparing the Lender's Consultant Report.

"Lender's Consultant Report" means a written report prepared by Lender's Consultant at such times as Lender requires concerning the progress of the Gelson's Entitlements, and such other matters as Lender may request concerning the Gelson's Entitlements, the cost of which shall be paid for by Borrower, provided that so long as no Event of Default exists, Borrower shall not be required to pay for more than two written reports.

SCHEDULE 1.1

"Lessor's Plans" has the meaning set forth in Section 3.4 of the Gelson's Work Letter.

"Lien" means any interest, or claim thereof, in the Collateral securing an obligation owed to, or a claim by, any Person other than the owner of the Collateral, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, deed to secure debt, assignment, encumbrance, pledge, hypothecation, preference, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, mechanics', materialmen's and similar liens and encumbrances, and any option to purchase, right of first refusal, right of first offer or similar right. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Collateral.

"Loan" means the loan to be made by Lender to Borrower under this Agreement and all other amounts evidenced or secured by the Loan Documents.

"Loan Amount" has the meaning assigned in Section 2.1.

"Loan Documents" means: (a) this Agreement, (b) the Note, (c) the Security Instrument, (d) the Hazardous Materials Indemnity Agreement, (e) the Guaranty; (f)  UCC financing statements, (g) such assignments of contracts and other rights as may be required by Lender, (h) any letter of credit provided to Lender in connection with the Loan, and (i) all other agreements, documents, certificates and instruments evidencing, securing, governing or otherwise pertaining to the Loan, as each of the same may be amended, supplemented or restated from time to time.

"Loss Proceeds" means amounts, awards or payments payable to Borrower or Lender in respect of all or any portion of the Project in connection with a casualty or condemnation thereof (after the deduction therefrom and payment to Borrower and Lender, respectively, of any and all reasonable out-of-pocket expenses incurred by Borrower and Lender in the recovery thereof, including all reasonable attorneys' fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such casualty or condemnation) including proceeds from rental or business interruption insurance.

"Margin” means nine hundred twenty-five basis points (9.25%).

“Material Agreements” means each contract and agreement (other than Leases) relating to the Project, or otherwise imposing obligations on Borrower, under which Borrower would have the obligation to pay more than $10,000 per annum and that cannot be terminated by Borrower without cause upon thirty (30) days’ notice or less without payment of a termination fee, or that is with an Affiliate of Borrower.

"Maturity Date" means the Stated Maturity Date, or such earlier date as may result from acceleration of the Loan in accordance with this Agreement.

"Mechanic's Lien" has the meaning assigned in Section 6.10.

“Net Operating Income” means Operating Revenues less Operating Expenses.

SCHEDULE 1.1

"Note" means the Promissory Note of even date herewith, in the stated principal amount of $10,700,000.00, executed by Borrower, and payable to the order of Lender in evidence of the Loan, and any and all promissory notes delivered in substitution or exchange therefor and as the same may be amended, supplemented or restated from time to time.

"OFAC" means the Office of Foreign Assets Control, Department of the Treasury, and any successor governmental authority.

"Operating Expenses" means, for any period, all operating, renting, administrative, management, legal and other ordinary expenses of Borrower and the Properties during such period, determined in accordance with GAAP or other method of accounting approved by Lender, including property management fees equal to the greater of (i) actual management fees and (ii) management fees not greater than 5% of Operating Revenues; provided, however, that such expenses shall not include (a) depreciation, amortization or other non-cash items, (b) interest, principal or any other sums due and owing with respect to the Loan, (c) income taxes or other taxes in the nature of income taxes, (d) Capital Expenditures, (e) any loss that is covered by the Policies, including any portion of a loss that is subject to a deductible under the Policies, (f) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any tenant under a Lease, (g) bad debt expense with respect to rents, and (h) the value of any free rent or other concessions provided with respect to the Properties.

"Operating Revenues" means, for any period, all cash receipts derived or generated by the Project from the ownership and operation of the Project or otherwise arising in respect of the Project after the date hereof which are properly allocable to the Project for the applicable period in accordance with generally accepted accounting principles, including rent, percentage rent and additional rent under the Lease and parking agreements, concession fees and charges, utility charges, interest received on credit accounts, service fees and charges, license fees, any required pass-throughs and other reimbursements paid by tenants under Leases of any nature, other miscellaneous operating revenues and Loss Proceeds from rental or business interruption insurance, but excluding (a) security deposits and earnest money deposits until they are forfeited by the depositor and, in the case of non-cash security deposits, converted to cash, (b) advance rentals until they are earned, (c) proceeds from a sale or other disposition of the Project or any interest therein, (d) any disbursements from any impounds, escrows, or reserves required under the Loan Documents , and (e) any sales, use, occupancy or other taxes on receipts for which Borrower must account to any Governmental Authority.

"Origination Fee" has the meaning assigned in Section 2.3(5).

"Patriot Act" means the USA PATRIOT Act of 2001, Pub. L. No. 107-56, and any successor statute.

"Payment Due Date" has the meaning assigned in Section 2.2.

"Permit Period" has the meaning set forth in Section 3.4 of the Gelson's Work Letter.

“Permitted Debt” means with respect to Borrower, (i) the Indebtedness; (ii) Taxes not yet due and payable; (iii) trade payables not represented by a note, paid by Borrower within sixty (60) days of incurrence, which are incurred in the ordinary course of Borrower’s ownership and operation of the Property, in amounts reasonable and customary for similar properties and not exceeding three percent (3.0%) of the Loan Amount.

SCHEDULE 1.1

"Permitted Encumbrances" means the outstanding liens, easements, restrictions, security interests and other exceptions to title set forth in the policy of title insurance insuring the lien of the Security Instrument, together with the liens and security interests in favor of Lender created by the Loan Documents and any other lien approved by Lender in writing, in its sole and absolute discretion.

"Permitted Transfer" means any of the following: (a) (i) the Gelson's Lease, and any amendment or modification thereto approved in writing by Lender, in it sole and absolute discretion, (ii) any new Lease approved in writing by Lender in its sole and absolute discretion, and (iii) the Leases set forth on the Closing Rent Roll (excluding the Gelson's Lease), and any amendment or modification thereto entered into in accordance with the terms of Section 7.3; (b) any Mechanic's Liens that are paid or are being contested by Borrower in compliance with Section 6.10; (c) Transfers of direct or indirect equity interests in SRT; and (d) Transfers direct or indirect interests in the limited partners of SROP by any Person other than SRT and (e) Transfers of direct or indirect interests in the limited partners of SROP by SRT; provided that upon giving effect to the applicable Transfer under clauses (c) (d) and (e) (i) SRT continues to own not less than 51% of the equity interests in SROP; (ii) SRT remains the sole general partner of SROP and there is no change in Control of any Borrower Party, (iii) no limited partner of SROP (other than SRT) and no shareholder of SRT obtains an interest in Borrower that equals or exceeds twenty percent (20%) of the total indirect legal or beneficial ownership interests in Borrower.

"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

"Potential Default" means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

"Predevelopment Expense Reserve" is defined in Section 3.1(2).

"Prepayment Premium" means the amount equal to the product obtained by multiplying (a) the principal amount of the Loan being prepaid by (b) the applicable Interest Rate on the date of the prepayment by (c) the quotient obtained by dividing (i) the number of days from the date of such prepayment to (y) the expiration of the Initial Prepayment Premium Period (if the prepayment is made during the Initial Prepayment Premium Period), or (z) the expiration of the Extension Prepayment Premium Period (if the prepayment is made during the Extension Prepayment Premium Period), by (ii) 360.

“Proceeds” means all awards, payments, earnings, royalties, issues, profits, liquidated claims, and proceeds (including proceeds of insurance and condemnation or any conveyance in lieu thereof) from the sale, conversion (whether voluntary or involuntary), exchange, transfer, collection, loss, damage, condemnation, disposition, substitution or replacement of any of the Collateral.

"Project" means the Property, and all amenities, fixtures, and personal property owned by Borrower and any Improvements now or hereafter located on the Property.

"Project Contracts" means all contracts and agreements relating to or concerning the Gelson's Entitlements, including without limitation all architect and engineering agreements.

"Project Contractors" means all architects, engineers, consultants and other third parties engaged to provide services in connection with the Gelson's Entitlements.

SCHEDULE 1.1

"Property" means the real property located at 1502, 1504, 1506, 1512, 1514 & 1516 N. Gardner Street, Los Angeles California and 7441, 7443, 7445, 7447 & 7449 W. Sunset Boulevard, Los Angeles, California upon which the Project is located and more particularly described on Exhibit A to the Security Instrument.

“Property Management Agreement” means that certain Property Management Agreement, dated as of January 22, 2016, between Borrower and Property Manager.

“Property Manager” means 1st Commercial Realty Group, Inc. a California corporation.

"Property Taxes" means all annual real estate taxes, assessments and similar charges relating to the Project.

"Qualified Costs" means the costs and fees of obtaining the Gelson's Entitlements in the amounts set forth in the Approved Budget.

"Rent Roll" means a current rent roll for the Project, certified by the manager or an authorized officer of Borrower in the form of the Closing Rent Roll, and which shall include for all Leases the following information (which to the extent not included in the Closing Rent Roll may be contained in one or more separate schedules or reports attached thereto and certified by Borrower): (a) identification of tenant; identification of leased premises; net rentable square footage of leased premises; term; extension options; security deposits and any interest earned thereon; base minimum rent; percentage rent; and operating expense, common area maintenance charge reimbursement and other rental obligations; (b) a delinquency report; and (c) a list of all tenant security deposits then being held by Borrower, as landlord.

“Rents” has the meaning set forth in the Security Instrument.

"Reserves" means the Tax Reserve, the Predevelopment Expense Reserve, the Interest Reserve and any other reserves or escrows required by Lender under the Loan Documents.

"Reserve Funds" means all funds from time to time held in any of the Reserves.

"Restoration Threshold" means, as of any date, the lesser of (a) two and one-half percent (2.5%) of the replacement value of the Improvements at the Project as of such date, and (b) $1,000,000.00.

"Restricted Party" has the meaning assign in Section 6.1(2).

"Restricted Company" means (a) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) any entity that is subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

"Security Instrument" means the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, of even date herewith executed by Borrower in favor of Lender, covering the Project, as the same may be amended, supplemented or restated from time to time.

SCHEDULE 1.1

"Single Purpose Entity" means a Person (other than an individual, a government, or any agency or political subdivision thereof), which (a) is formed or organized solely for the purpose of owning the Project, (b) does not engage in any business other than the ownership, management and operation of the Project, (c) does not have any assets other than those related to its interest in the Project, (d) does not incur, create or assume any Debt other than the Loan and Debt permitted under Section 6.9, (e) does not guarantee, hold itself out to be responsible for, or otherwise become liable on or in connection with any Debt or other obligation of any other Person, and does not pledge its assets for the benefit of any other Person, (f) does not enter into any contract or agreement with any stockholder, partner, principal, member or Affiliate of such Person or any Affiliate of any such stockholder, partner, principal, member or Affiliate except as may be permitted pursuant to Section 6.8 and, in any event, upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm's length basis with third parties other than an Affiliate, (g) does not make any loans or advances to any other Person (including any Affiliate), (h) conducts and operates its business in all material respects as presently conducted and operated, (i) maintains its books and records and bank accounts separately from those of its Affiliates, including its general partners or members, as may be applicable, (j) at all times holds itself out to the public as a legal entity separate and apart from any other Person (including any Affiliate), and promptly corrects any known misunderstandings regarding its separate identity, (k) files its own tax returns, (l) maintains adequate capital for its normal obligations, reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided that there is sufficient cash flow from the Project to do so), (m) maintains its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person, (n) complies with all of the limitations on powers set forth in its organizational documentation as in effect on the Closing Date, (o) holds title to the Project and all of its other assets in its own name, (p) utilizes its own letterhead, invoices and checks, (q) allocates fairly and reasonably any overhead expenses that are shared with any Affiliate including paying for office space and services performed by any employee of any Affiliate, and (r) maintains a segregated operating account for the Project from which all Operating Expenses and Debt Service is paid.

"Site Assessment" has the meaning assigned in the Hazardous Materials Indemnity Agreement.

"Site Plan" has the meaning set forth in the Gelson's Lease.

"Specially Designated National and Blocked Persons" means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.

"SRTCC Member" means SRTCC SG, LLC, a Delaware limited liability company which is a member of Borrower.

"SROP" means Strategic Realty Operating Partnership, L.P., a Delaware limited partnership, which is the sole member of SRTCC Member.

"SRT" means Strategic Realty Trust, Inc., a Maryland corporation which is the sole general partner of SROP.

"Stated Maturity Date" means the Initial Stated Maturity Date, as the same may be extended pursuant to Section 2.3(3).

“Subordination of Property Management Agreement” means an Assignment of Management Agreement and Subordination of Management Fees among Borrower, an Approved Property Manager and Lender, substantially in the form delivered on the date hereof by Borrower, the initial Approved Property Manager and Lender.

SCHEDULE 1.1

"Tangible Net Worth" means total assets (excluding the value of each Guarantor's direct or indirect interest in Borrower, and excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including accrued and deferred income taxes (but excluding deferred taxes resulting from the completion of a tax deferred exchange), and any reserves against assets, accounted for in accordance with the method used to prepare Guarantor’s financial statements provided to Lender in connection with the Loan, consistently applied.

"Tax Reserve" has the meaning assigned in Section 3.1(1).

"Transfer" means any sale (including any installment sale), conveyance, assignment, mortgage, pledge, lease (including any ground lease), encumbrance, alienation or grant of Lien (other than Permitted Encumbrances) on, grant of any option with respect to or grant of any other interest in the Project, any part thereof or any interest therein (including any legal, beneficial or economic interest in Borrower or any Restricted Party and any rights in or restricting the use or development of the Project), directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record.

"U.S. Person" means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.

SCHEDULE 1.1

Schedule 3.1(2)(a)

Form of Request for Disbursement From Predevelopment Expense Reserve

Date: ________________

Buchanan Mortgage Holdings, LLC
3501 Jamboree Road, Suite 4200
Newport Beach, CA 92660
Attention: Mark Reese

Re:	Request for Disbursement from Predevelopment Expense Reserve

The undersigned, Sunset & Gardner Investors LLC, a Colorado limited partnership ("Borrower"), refers to the Loan Agreement dated as of January 26, 2016 (the "Loan Agreement"), between the undersigned and Buchanan Mortgage Holdings, LLC, and hereby gives you notice, irrevocably, that the undersigned hereby requests an Advance pursuant to Section 3.1(2) of the Loan Agreement.

In order to induce Lender to make the disbursement requested herein, Borrower hereby represents, warrants and covenants the following to Lender as of the date hereof and as of the date the disbursement:

Date of the requested disbursement: __________, 20__. [Date inserted must be at least seven (7) Business Days after the date this request is delivered to Lender.]

1.          Borrower hereby requests a disbursement in the amount of $______________.

2.          The requested disbursement shall be used to reimburse Borrower for the Qualified Costs set forth on Schedule 1 attached hereto

3.          Borrower hereby certifies that the conditions contained in Section 3.1(2) of the Loan Agreement have been satisfied on the date hereof with regard to this Disbursement Request, and will continue to be satisfied on the disbursement date, before and after giving effect thereto.

4.          Attached are all paid invoices, lien waivers (if applicable), permits, approvals and other documents required by the applicable provisions of Section 3.1(2) of the Loan Agreement.

5.          Attached hereto as Schedule 2 is a detailed schedule of the Qualified Costs incurred to date and the remaining Qualified Costs estimated by Borrower to obtain all of the Gelson's Entitlements.

6.          Attached hereto as Schedule 3 is the most recent Entitlement Report required pursuant to Section 6.22 of the Loan Agreement.

7.          All of Borrower's representations and warranties set forth in the Loan Documents and in any other document, certificate or statement executed or delivered to Lender in connection with the Loan are true and correct as of the date hereof with the same effect as if made on the date hereof.

8.          Borrower has delivered to Lender fully executed copies of all Project Contracts in effect as of the date hereof. All of the Project Contracts are in full force and effect and there are no material breaches thereunder as of the date hereof.

Schedule 3.1(2)(a)

9.          Guarantor is in compliance with the financial requirements set forth in Section 6.20 of the Loan Agreement.

10.         There exists no Event of Default or monetary Potential Default (currently and after giving effect to the requested Advance).

(SIGNATURE APPEARS ON NEXT PAGE)

Schedule 3.1(2)(a)

Very truly yours,

SUNSET & GARDNER INVESTORS LLC,
a Colorado limited liability company

By:	Sunset & Gardner LA LLC,
a Colorado limited liability company
Its: Manager

	By:	/s/ William R. Rothacker
William R. Rothacker
Its: Manager

Schedule 3.1(2)(a)

Schedule 3.1(2)(b)

Approved Budget

(Attached)

Schedule 3.1(2)(b)

SCHEDULE 4.1

REQUIRED INSURANCE

Property Insurance. Borrower shall keep the Project insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis, and shall maintain the following coverage (and such other property insurance as required by Lender):

1.	Special form coverage
2.	Deductible shall not exceed $25,000
3.	Business Interruption: 12 months gross income plus 6 months Extended Period of Indemnity ("EPI") (or actual loss sustained 12 months plus 6 months EPI)
4.	Terrorism coverage not excluded and domestic acts of terrorism not excluded
5.	Limited fungus coverage (when resulting from a covered peril)
6.	Building Amount coverage equal to the replacement cost of the improvements)
7.	No coinsurance
8.	Equipment breakdown coverage (boiler & machinery coverage)
9.	Ordinance or Law:

(a)          Loss to the undamaged portion of the building (full insured value)

(b)          Demolition

(c)          Increased cost of construction

10.	Sinkhole/Earth movement required for all assets
11.	Earthquake: required for all assets in California and all assets in seismic zones 3 & 4
12.	Flood coverage is required for all assets in flood zones A, D & V or in other zones if required based on the observations of the inspecting engineer
13.	Wind/Hail required for all assets

(a)          Windstorm/named storm coverage required in Florida and within 25 miles of any coast including the Houston Shipping Channel and Chesapeake Bay)

Liability Insurance. Borrower shall maintain the following liability insurance with respect to the Project, and such other liability insurance as required by Lender:

1.	Commercial general liability insurance
2.	General liability deductible shall not exceed $25,000
3.	Minimum of $1,000,000 per occurrence and $2,000,000 in the aggregate is required together with at least $5,000,000 excess and/or umbrella liability insurance
4.	Terrorism coverage not excluded and domestic acts of terrorism not excluded

Insurance Certificates. All certificates of insurance shall include the following information (in addition to the applicable insurance described above):

1.	Borrower as named insured
2.	Buchanan Mortgage Holdings, LLC as Beneficiary, Loss Payee or Additional Insured (as applicable)

SCHEDULE 4.1

3.	Certificate Holder: Buchanan Mortgage Holdings, LLC, c/o Buchanan Street Partners, 3501 Jamboree Road, Suite 4200, Newport Beach, CA 92660 (please send renewal certificates via mail or email to: lmaehler@buchananstreet.com)
4.	Project address(es)
5.	Current policy term (expiration at least 30 days after Closing Date)
6.	Policy number and loan number
7.	Deductible may not exceed $25,000 (for general liability insurance, indicate on certificate if $0 deductible)
8.	Reported building value(s)
9.	Replacement cost
10.	Certificate must be signed by an authorized agent (signature required; no stamps)
11.	Annual premiums for coverage as approved (including any amounts unpaid)

SCHEDULE 4.1

SCHEDULE 5.1

BORROWER'S ORGANIZATIONAL CHART

[Attached]]

SCHEDULE 5.1

SCHEDULE 5.3

SCHEDULE OF LITIGATION

None

 SCHEDULE 5.3

LOAN AGREEMENT

between

SUNSET & GARDNER INVESTORS LLC,
a Colorado limited liability company
as Borrower

and

BUCHANAN MORTGAGE HOLDINGS, LLC
as Lender

January 26, 2016

(i)

(ii)

(iii)

(iv)

LIST OF SCHEDULES

SCHEDULE 1.1	–	DEFINITIONS

SCHEDULE 3.1(2)(a)		FORM OF DISBURSEMENT REQUEST
FROM PREDEVELOPMENT EXPENSE RESERVE

SCHEDULE 3.1(2)(b)		APPROVED BUDGET

SCHEDULE 4.1	–	REQUIRED INSURANCE

SCHEDULE 5.1	–	ORGANIZATIONAL CHART

SCHEDULE 5.3		SCHEDULE OF LITIGATION

(v)